UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Hewitt Associates, Inc.

(Name of Registrant as Specified In Its Charter)

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HEWITT ASSOCIATES, INC.

100 Half Day Road

Lincolnshire, Illinois 60069

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JANUARY 27, 2010

TO THE STOCKHOLDERS OF HEWITT ASSOCIATES, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Hewitt Associates, Inc., a Delaware corporation (the “Company”), will be held at the Company’s offices at 4 Overlook Point, Lincolnshire, Illinois 60069, on Wednesday, January 27, 2010 at 9:00 a.m. Central time for the following purposes:

1.	To elect three Class II Directors named in this Proxy Statement, each to serve for a term of three years or until his successor is duly elected and qualified to hold office and to elect one Class I Director named in this Proxy Statement to serve for a term of two years or until his successor is duly elected and qualified to hold office.

2.	To ratify the selection of Ernst & Young LLP as the Company’s independent public accountants for the Company’s fiscal year ending September 30, 2010.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are described in the Proxy Statement accompanying this Notice.

The Board of Directors has fixed the close of business on December 2, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy in the return envelope (which is postage prepaid if mailed in the United States) or vote your proxy via telephone or internet as promptly as possible in order to ensure your representation at the Annual Meeting. If you attend the Annual Meeting, you may revoke your proxy and vote in person. Please note, however, that if your shares are held by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you will not be permitted to vote in person at the Annual Meeting unless you first obtain a proxy issued in your name from the record holder. If you wish to attend the Annual Meeting, please present proof of your ownership of Company stock, such as a bank or brokerage account statement, to be admitted to the Annual Meeting.

By Order of the Board of Directors

Steven J. Kyono
Secretary

Lincolnshire, Illinois

December 16, 2009

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on January 27, 2010. Our Proxy Statement and Annual Report to Stockholders are available on the Investor Relations section of the Company’s website at www.hewitt.com under “Reports & SEC Filings”. Directions to the Annual Meeting are available on the Investor Relations section of the website under “Presentations & Events”.

HEWITT ASSOCIATES, INC.

100 Half Day Road

Lincolnshire, Illinois 60069

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

January 27, 2010

INFORMATION CONCERNING SOLICITATION AND VOTING

General

The enclosed proxy is solicited on behalf of the Board of Directors of Hewitt Associates, Inc., a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held on Wednesday, January 27, 2010, at 9:00 a.m. Central time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Company’s offices at 4 Overlook Point, Lincolnshire, Illinois 60069. The Company intends to mail this proxy statement and accompanying proxy card on or about December 16, 2009 to all stockholders entitled to vote at the Annual Meeting.

Solicitation

The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card, and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. The Company will reimburse persons representing beneficial owners of common stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies may be supplemented by telephone or personal solicitation by directors, officers or other employees of the Company.

Voting Rights and Outstanding Shares

Only holders of record of common stock at the close of business on December 2, 2009 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had outstanding and entitled to vote 93,974,381 shares of its Class A common stock.

Each holder of record of Class A common stock on the Record Date will be entitled to one vote for each share held on all matters to be voted upon.

A majority of the votes entitled to be cast by shares entitled to vote, represented in person or by proxy, will constitute a quorum for action on a matter at the Annual Meeting. Abstentions will be counted as shares present for purposes of determining the presence or absence of a quorum. Proxies relating to “street name” shares that are voted by brokers on some matters, but not on other matters as to which authority to vote is withheld from the broker (“broker non-votes”), absent voting instructions from the beneficial owner under the rules of the New York Stock Exchange, will be treated as shares present for purposes of determining the presence or absence of a quorum, but are not counted for determining whether a matter has been approved. All votes will be tabulated by the inspector of election appointed for the Annual Meeting.

Directors are elected by a plurality of the votes cast by the holders of shares entitled to vote at a meeting at which a quorum is present. A “plurality” means that the individuals who receive the largest number of votes are elected as directors up to the maximum number of directors to be elected at the meeting. Shares for which authority is withheld to vote for director nominees and broker non-votes have no effect on the election of directors, except to the extent that the failure to vote for a director nominee results in another nominee receiving a larger number of votes. However, under the Company’s Corporate Governance Guidelines, any nominee who receives a greater number of votes “withheld” from his or her election than votes “for” his or her election, other than elections in which the number of nominees exceeds the number of directors to be elected, is required to tender his or her resignation to the Board. The Nominating and Corporate Governance Committee will review the matter and recommend to the entire Board whether or not it should accept the resignation. The Board of Directors will then determine whether or not to accept the resignation.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will have the same effect as votes against the proposal. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether the selection of Ernst & Young has been ratified.

If no directions are specified on a duly submitted proxy, the shares will be voted in accordance with the recommendations of the Board in favor of the election of the directors nominated by the Board, in favor of Proposal 2 and in accordance with the direction of the persons approved to act as proxies on any other matter properly brought before the meeting.

Revocability of Proxies

Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company before the Annual Meeting at the Company’s principal executive offices, 100 Half Day Road, Lincolnshire, Illinois 60069, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy. If you hold your shares through a bank or brokerage firm, you should follow the instructions of your bank or brokerage firm to revoke a proxy.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s Amended and Restated Bylaws provide that the Board of Directors shall be divided into three classes, each elected for a three-year term, with the term of Class II Directors expiring at the Annual Meeting of stockholders to be held in 2010, the term of Class III Directors expiring at the Annual Meeting to be held in 2011 and the term of Class I Directors expiring at the Annual Meeting to be held in 2012.

The authorized number of directors is currently set at ten. Three seats on the Board of Directors, currently held by Judson C. Green, Michael E. Greenlees and Steven P. Stanbrook, have been designated as Class II Board seats, with the directors’ term expiring as of the 2010 Annual Meeting.

Judson C. Green, Michael E. Greenlees and Steven P. Stanbrook have been nominated to serve as Class II Directors. If elected at the Annual Meeting, each nominee will serve until the 2013 Annual Meeting and until his successor is duly elected and qualified, or until his earlier resignation or removal.

In addition, Stacey J. Mobley has been nominated to serve as a Class I Director. If elected at the Annual Meeting, Mr. Mobley will serve until the 2012 Annual Meeting and until his successor is duly elected and qualified, or until his earlier resignation or removal.

Each person nominated for election has agreed to serve if elected, and the Board of Directors has no reason to believe that any nominee will be unable to serve. If any nominee should become unable to serve as a director as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as the Board of Directors may propose.

Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

Nominees for Election for Class II Directors

Name	Length of Term
Judson C. Green Michael E. Greenlees Steven P. Stanbrook	Nominated for a three-year term expiring at the 2013 Annual Meeting of Stockholders

Judson C. Green (age 57) is the current Vice Chairman and has served as the President and Chief Executive Officer of NAVTEQ, a subsidiary of Nokia Corporation and a leading provider of comprehensive digital map information for automotive navigation systems, mobile navigation devices and Internet-based mapping applications, since May 2000, and has served as a director since July 2009. Prior to joining NAVTEQ, Mr. Green was the Chairman of Walt Disney Attractions, the theme park and resort segment of The Walt Disney Company, from December 1998 until April 2000, and President of Walt Disney Attractions from August 1991 through December 1998. Mr. Green is also a director of DreamWorks Animation SKG, Inc. and Harley-Davidson, Inc.

Michael E. Greenlees (age 62) has served as Chief Executive Officer of Ebiquity plc, a provider of marketing and media analytics services, since October 2007 and as a director since January 2004. From January 2004 until November 2005, he served as Chief Executive Officer of FastChannel Network, an advertising services company. Prior to 2004, Mr. Greenlees served as Executive Vice President of Omnicom Group, Inc., the holding company for a number of advertising and marketing services businesses, from 2001 through 2003. From 1998 to 2001, Mr. Greenlees served as President and CEO of TBWA Worldwide, a unit of Omnicom. From 1980 to 1998, Mr. Greenlees was Chairman and Chief Executive of GGT Group plc, a London-based advertising and marketing services group.

Steven P. Stanbrook (age 52) is President, Developing Markets, of S.C. Johnson & Son, Inc., a manufacturer of consumer products, and has served as a director since January 2004. Prior to his current role, Mr. Stanbrook served as President, Asia and the Americas of S.C. Johnson from 2002 until 2006, and as President of S.C. Johnson’s business in Europe, Africa and Near East from 1996 through 2002. Prior to joining S.C. Johnson in 1996, Mr. Stanbrook was President – International of CompuServe. Prior to that, he held various international management positions at Sara Lee Corporation from 1979 through 1995, and served as President and Chief Executive Officer of Sara Lee Bakery. Mr. Stanbrook also currently serves on the board of directors of Chiquita Brands International, Inc.

Nominee for Election for Class I Directors

Name	Length of Term
Stacey J. Mobley	Nominated for a two-year term expiring at the 2012 Annual Meeting of Stockholders

Stacey J. Mobley (age 64) has served as Senior Counsel of Dickstein Shapiro LLP, a multi-service law firm, since November 2008. Mr. Mobley retired in July 2008 as Senior Vice President, Chief Administrative Officer and General Counsel of E.I. DuPont de Nemours and Company, a global science company, and as a member of DuPont’s Office of the Chief Executive. Mr. Mobley was employed by DuPont for 35 years and had senior management responsibility for legal and governmental affairs. Mr. Mobley also currently serves on the board of directors of International Paper Company, a global paper and packaging company, Wilmington Trust Company, a financial services company, and Nuclear Electric Insurance Ltd., an insurer. Mr. Mobley also serves on the board of trustees of Howard University. Mr. Mobley has not previously served as a director of the Company.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH OF THE NOMINEES LISTED ABOVE.

Class I Directors Continuing in Office

Name	Length of Term
William J. Conaty Cary D. McMillan	Three-year term, two years remaining, expiring at the 2012 Annual Meeting of Stockholders

William J. Conaty (age 63) serves as an executive coach and provides human resources consulting services and has served as a director since June 2008. Mr. Conaty spent his entire career with General Electric Company and served as the Senior Vice President of Corporate Human Resources from May 1993 to November 2007.

Cary D. McMillan (age 51) is Chief Executive Officer of True Partners Consulting LLC, a professional services firm providing tax and other financial consulting services and has served as a director since July 2002. Prior to assuming his current role in 2005, Mr. McMillan served as Chief Executive Officer of Sara Lee Branded Apparel and Executive Vice President of Sara Lee Corporation, a branded consumer packaged goods company, from 2000 until 2004. Mr. McMillan joined Sara Lee in 1999 as Executive Vice President and Chief Financial Officer. Mr. McMillan also currently serves on the board of directors of McDonald’s Corporation and American Eagle Outfitters, Inc., as well as the boards of several nonprofit organizations in the Chicago area.

Class III Directors Continuing in Office

Name	Length of Term
Russell P. Fradin Cheryl A. Francis Alex J. Mandl Thomas J. Neff	Three-year term, one year remaining, expiring at the 2011 Annual Meeting of Stockholders

Russell P. Fradin (age 54) joined the Company as Chairman of the Board of Directors and Chief Executive Officer in September 2006. Prior to joining the Company, he served as President and Chief Executive Officer of The BISYS Group, Inc., a provider of outsourcing services to companies in the financial services industry, from February 2004 until September 2006. Before joining BISYS, he served for seven years in various senior executive positions with Automatic Data Processing, Inc., a provider of payroll and computerized business services, most recently as Group President, Global Employer Services. Prior to joining ADP, Mr. Fradin was a senior partner at McKinsey & Company, a consulting firm. Mr. Fradin also currently serves on the board of directors of Gartner, Inc.

Cheryl A. Francis (age 55) served as Executive Vice President and Chief Financial Officer of R.R. Donnelley & Sons Co., a print media company, from 1995 until 2000 and has served as a director since July 2002. Since 2000, Ms. Francis has served as a business consultant and, since August 2008, as Co-Chairman of the Corporate Leadership Center. From 2002 until August 2008, she served as Vice Chairman of the Corporate Leadership Center. Prior to her role at R.R. Donnelley, Ms. Francis served on the management team of FMC

Corporation and its subsidiary, FMC Gold, including serving as Chief Financial Officer of FMC Gold from 1987 through 1991, and Treasurer of FMC Corporation from 1993 through 1995, and as an adjunct professor for the University of Chicago Graduate School of Business from 1991 through 1993. Ms. Francis also currently serves on the board of directors of HNI Corporation and Morningstar, Inc.

Alex J. Mandl (age 66) has served as Non-Executive Chairman of Gemalto, N.V., a supplier of digital security solutions and “smart” card technology resulting from the merger of Axalto Holding N.V. and Gemplus International S.A., since December 2007 and as Executive Chairman from June 2006 to December 2007. Mr. Mandl has served as a director since May 2007. From August 2002 until June 2006, Mr. Mandl was President and Chief Executive Officer of Gemplus International S.A. Prior thereto, he served as Principal of ASM Investments, a company focusing on early stage funding in the technology sector, since April 2001. From 1996 to March 2001, Mr. Mandl was Chairman and CEO of Teligent, Inc., a provider of local, long distance and data communication services. Mr. Mandl was AT&T’s President and Chief Operating Officer from 1994 to 1996, and its Executive Vice President and Chief Financial Officer from 1991 to 1993. From 1988 to 1991, Mr. Mandl was Chairman of the Board and Chief Executive Officer of Sea-Land Services, Inc. Mr. Mandl also currently serves on the board of directors of Gemalto N.V., Dell Computer Corporation, Horizon Lines, Inc., Visteon Corporation and Willamette University.

Thomas J. Neff (age 72) has been the Chairman of Spencer Stuart, U.S., an executive search consulting firm since October 1996, and has held various roles with Spencer Stuart since 1976, including as President and Managing Partner from 1979 to 1987. He has served as a director since October 2004. Before joining Spencer Stuart, he was a principal with Booz, Allen & Hamilton, Inc. from 1974 to 1976, served as President of Hospital Data Sciences, Inc. from 1969 to 1974, and held a senior marketing position with TWA from 1966 to 1969. Earlier in his career, he was a management consultant with McKinsey & Company in New York and Australia. Mr. Neff also serves on the board of directors of Ace Limited and the Lord Abbett Mutual Funds.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors has confirmed the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent public accountants for the fiscal year ending September 30, 2010, and has further directed that management submit the selection of independent public accountants for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since April 2002.

If the stockholders fail to ratify the selection of Ernst & Young LLP as the Company’s independent public accountants, the Board and the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Board and the Audit Committee in their discretion may direct the appointment of a different independent auditing firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on this Proposal 2 and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been ratified.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

Corporate Governance

Board Structure

The business and affairs of the Company are managed under the direction of the Board of Directors. The Board oversees, counsels and directs management in the long-term interests of the Company and our stockholders.

Under our Corporate Governance Guidelines, the Board has determined that it is in the best interest of the Company for the roles of the Chairman and Chief Executive Officer to be combined with Mr. Fradin. As Chairman, Mr. Fradin presides over all meetings of the stockholders and the Board when he is present. When the Chairman is not an independent Director, a Lead Director, currently Ms. Francis, will also be appointed by the Board. The Lead Director is appointed annually, although the expectation is that a Lead Director will serve in that capacity for three to five years. The Lead Director must be independent of the Company and its management, consistent with the criteria required by the New York Stock Exchange. Our Corporate Governance Guidelines provide that the Lead Director’s duties will include:

•	ensuring that independent Directors have adequate opportunities to meet in executive sessions of the Board of Directors and presiding over the executive sessions;

•	acting as the liaison between the independent Directors and the Chairman and Chief Executive Officer;

•	assisting the Chairman and the remainder of the Board in assuring effective corporate governance in managing the affairs of the Board and the Company;

•	serving as the contact person to facilitate communications by shareholders directly with non-management members of the Board;

•	providing input to the Chairman on agendas for the Board;

•	serving temporarily as Chairman of the Board and the Company’s spokesperson if the Chairman is unable to act;

•	advising the Chairman on the appropriate schedule for Board meetings;

•	advising the Chairman on the quality, quantity and timeliness of the flow of information to the Board;

•	interviewing Board candidates;

•	meeting with the Chief Executive Officer in conjunction with the Chair of the Compensation and Leadership Committee to discuss the Board’s evaluation of the Chief Executive Officer;

•	ensuring the Board has adequate resources;

•	seeking to ensure the Board works as a cohesive team; and

•	communicating to the Chief Executive Officer, as appropriate, the results of executive sessions and other private discussions among outside directors.

The Board and its committees meet throughout the year on a set schedule, hold special meetings, and act by written consent from time to time as appropriate.

Director Independence

The Board of Directors has determined that a majority of its members, including William J. Conaty, Cheryl A. Francis, Judson C. Green, Michael E. Greenlees, Alex J. Mandl, Cary D. McMillan, Thomas J. Neff and Steven P. Stanbrook are, and after the Annual Meeting (assuming the election of all nominees at the Annual Meeting) such directors and Stacey J. Mobley (assuming his election to the Board of Directors at the Annual Meeting) will be, independent of the Company and its management, as defined by New York Stock Exchange rules and regulations and that no material relationship exists between the Company and its independent directors. In reaching this determination, the Board considered its members’ and Mr. Mobley’s current and historic relationships with the Company, the relationships their current and former employers have with the Company and the relationships between the Company and other companies of which the members and Mr. Mobley are directors. The Board also considers any other facts and circumstances it deems relevant regarding the nature of these relationships to determine whether other factors might impede a director’s independence.

Executive Sessions and Communication with the Board

The practice of the Board and each committee is to schedule an executive session without management present at the end of each meeting. Ms. Francis, as Lead Director, presides over these executive sessions. Persons who wish to communicate with the Board, the independent directors as a group or any individual director (including Ms. Francis) should communicate in writing addressed to Ms. Francis c/o Julie Chelcun at the Company’s principal executive offices.

Board Authority

The Board and each committee has the power to hire independent legal, financial or other advisors as they may deem necessary, without consulting or obtaining the approval of any officer of Hewitt in advance. In 2009, the Compensation and Leadership Committee engaged independent compensation consultants W.T. Haigh & Company to advise the Committee with respect to the Company’s 2009 compensation programs, as more specifically described in Compensation Discussion and Analysis.

Access to Officers and Employees

Under the Company’s Corporate Governance Guidelines, Board members have complete and open access to members of Hewitt’s senior management and to Hewitt’s independent advisors.

Board Committees and Meetings

The Board met nine times in fiscal 2009. In addition to corporate actions taken at such meetings, the Board approved three corporate actions during fiscal 2009 by unanimous written consent. The Board has designated three standing committees: the Audit Committee, the Compensation and Leadership Committee and the Nominating and Corporate Governance Committee. In addition, in fiscal 2009 the Board designated an Ad Hoc Finance Committee. The Audit Committee met seven times, the Compensation and Leadership Committee met eight times, the Nominating and Corporate Governance Committee met five times, and the Ad Hoc Finance Committee met three times in fiscal 2009. Each director attended at least 75% of the aggregate of all Board and Committee meetings held during fiscal 2009 by the Board and each of the Committees on which he or she served during his or her tenure. Although the Board has not adopted a formal policy with respect to the directors’ attendance at annual meetings of the Company’s stockholders, all directors are expected to attend. All members of the Board, other than Mr. Stanbrook, attended the Company’s 2009 Annual Meeting of Stockholders.

Messrs. McMillan (Chairperson), Green and Stanbrook and Ms. Francis comprise the Audit Committee. Each member of the Audit Committee is independent of the Company and its management. This Committee is empowered to exercise all powers and authority of the Board of Directors with respect to the Company’s annual audit, accounting policies, financial reporting and internal controls. The Board of Directors has determined that each Audit Committee member is financially literate and has sufficient knowledge in financial and auditing matters to serve on the Committee and that Mr. McMillan qualifies as an audit committee financial expert under Securities and Exchange Commission regulations.

Messrs. Mandl (Chairperson), Conaty and Neff comprise the Compensation and Leadership Committee. Each member of the Compensation and Leadership Committee is independent of the Company and its management. This Committee is empowered to review the compensation of the Company’s Chief Executive Officer, and to review and approve the compensation of the other executive officers and Board members, the grant of awards under the Company’s Global Stock and Incentive Compensation Plan and the Company’s other executive compensation plans and programs. This Committee evaluates the performance of the Company’s Chief Executive Officer, oversees the development of leadership programs for the Company, including strategies for succession planning, and monitors Company-wide benefit programs and employment practices.

Ms. Francis (Chairperson) and Messrs. Conaty, Greenlees and Neff comprise the Nominating and Corporate Governance Committee. Each member of the Nominating and Corporate Governance Committee is independent of the Company and its management. This Committee is empowered to identify individuals qualified to become Board members consistent with criteria approved by the Board, recommend director nominees to the Board of Directors, develop and recommend to the Board of Directors corporate governance principles, or changes to existing corporate governance principles applicable to the Company, and oversee the evaluation of the Board. The Committee recommends to the Board individuals for committee assignments and the Lead Director role.

Ms. Francis (Chairperson) and Messrs. Mandl and McMillan comprise the Ad Hoc Finance Committee. Each member of the Ad Hoc Finance Committee is independent of the Company and its management. This Committee is empowered to meet on an ad hoc basis to set pricing limits under share repurchase programs authorized by the Board of Directors and to review and authorize currency hedging strategies for the Company.

Director Qualifications

The Board seeks members from diverse professional and personal backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity. The Nominating and Corporate Governance Committee is responsible for reviewing with the Board, from time to time, the appropriate skills and characteristics required of Board members in the context of the current makeup of the Board. This assessment includes an examination of whether a candidate is independent, as well as consideration of diversity, skills and experience in the context of the needs of the Board, including factors such as experience as a chief executive officer or other senior executive or in fields such as outsourcing, financial services, technology, finance, human relations and marketing, and understanding of and experience in international business. The Committee may consider, among other factors, the number of Boards on which a candidate sits, whether the candidate has full-time or part-time employment, and the candidate’s financial interests in organizations which are or are likely to become suppliers to or customers or competitors of the Company. The Nominating and Corporate Governance Committee may consider advice and recommendations from others, such as executive search firms, as it deems appropriate. The Committee reviews these factors, and others considered pertinent by the Committee, in the context of an assessment of the perceived needs of the Board at a particular point in time. As a result, the priorities and emphasis of the Committee and of the Board may change from time to time to take into account changes in business and other trends, as well as the portfolio of skills and experience of current and prospective Board members. Consideration of new Board candidates typically involves a series of internal discussions, development of a potential candidate list, review of information concerning candidates, and interviews with selected candidates. Under our Corporate Governance Guidelines, in the event of a change in a Director’s primary business position, including a change in employer or a significant change in job responsibilities, the Director must notify the Board and the Chairman and Lead Director will review the appropriateness of the Director remaining on the Board given the change in circumstances. The affected Director is expected to act in accordance with the Board’s recommendation following the review, including resigning from the Board if appropriate.

To focus the Board’s efforts on the performance of the Company, the Board limits the number of public company boards on which any director may serve. A member of the Board who is also the Chief Executive Officer of the Company may only serve as a director on two additional public company boards. Any other director may serve on no more than five public company boards, excluding the Company’s Board.

The Nominating and Corporate Governance Committee will consider nominees for the Board of Directors recommended by stockholders, using the same criteria as for other candidates. Recommendations should be submitted to the Secretary of the Company at the Company’s principal executive offices. The recommendation should include the name and address of the stockholder making the recommendation and evidence of his or her ownership of common stock of the Company, including the number of shares and period of ownership, the name and address of the director candidate, and his or her resume or listing of qualifications, and the candidate’s signed consent to serve as a director if elected and to be named in the proxy statement. To be considered, the recommendation must be received by the Secretary not less than 90 nor more than 120 days before the anniversary date of the Company’s most recent annual meeting of stockholders.

Certain Relationships and Related Transactions

Under the Company’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee is expected to review, and approve or ratify, transactions between the Company and any related party, regardless of whether the transactions are required to be reported under the Securities Exchange Act of 1934, as amended. For purposes of these guidelines, a “related party transaction” is any transaction in which the Company was or is to be a participant and in which any related party has a direct or indirect material interest, other than transactions that (i) involve less than $120,000 when aggregated with all similar transactions, (ii) are available to all employees generally, (iii) involve compensation of executive officers or Directors duly authorized by the appropriate Board committee, or (iv) involve reimbursement of expenses in accordance with Company policy.

All related party transactions are to be reported to the General Counsel prior to consummation to the extent practicable. The General Counsel reviews Officer and Director questionnaires prepared in connection with the annual proxy preparation process and reports to the Nominating and Corporate Governance Committee promptly after becoming aware of any related party transaction that may come to his or her attention. The Nominating and Corporate Governance Committee reviews related party transactions as they arise and are reported to the Committee and reports on such reviews to the Board of Directors. No related party transaction is permitted to be consummated or to continue unless the Nominating and Corporate Governance Committee has approved or ratified the transaction.

For purposes of these guidelines, a “related party” is any person who is, or at any time since the beginning of the Company’s last fiscal year was, an executive officer or director (including in each case nominees for director), any shareholder owning in excess of five percent of the Company’s common stock, and an immediate family member of an executive officer, director or five percent shareholder.

For purposes of these guidelines, an “immediate family member” includes a person’s spouse, parents, stepparents, children, stepchildren, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than employees) who shares such person’s home.

There were no related party transactions in fiscal 2009, except that (i) the Company paid to Hexaware Technologies Limited approximately $8,775,000 for certain computer programming and related services, and (ii) Liberata Limited and Gavilon Holdings, LLC paid approximately $1,123,000 and $914,000, respectively, to the Company for consulting services. General Atlantic LLC, a beneficial owner of more than 5% of the Company’s stock in fiscal 2009, beneficially owned approximately 14.7% of Hexaware, approximately 98% of Liberata and approximately 21% of Gavilon at September 30, 2009. The Company believes fees for such services were at prevailing market rates. Steven A. Denning, a former Company director (who retired from the Board of Directors in February 2009) and the Chairman and Managing Director of General Atlantic, did not participate in any decision relating to these services, none of which are material to the Company or General Atlantic.

In addition, the Company owns a 33.3% interest in a retirement and financial management consulting joint venture in Mauritius in which Yvan Legris, a President of the Company’s Consulting segment, owns a 33.3% interest and is also a director. The joint venture was originally formed in 1997 by Mr. Legris, Bacon & Woodrow and an unaffiliated third party who is the managing director and owner of the remaining 33.3% interest in the joint venture. The Company acquired its interest in 2002 with the acquisition of the benefits consulting business of Bacon & Woodrow. The Company has instituted policies to insulate Mr. Legris from the day to day management of the joint venture. Revenues for the joint venture in fiscal 2009 were approximately $939,000, after tax profits were approximately $166,000 and no dividends were paid by the joint venture to its members.

Director Compensation

In calendar 2009, each non-employee director of the Company earned (i) an annual retainer of $75,000 that was paid in cash, stock units or deferred stock units, based on the payment method elected by each director, and (ii) an annual equity grant of $80,000 paid in stock units or deferred stock units with a one year vesting restriction. Non-employee directors are required to retain Hewitt common stock with a value equal to three times the cash retainer of $75,000 or 6,000 shares, whichever is less. Directors have five years to reach this level.

In calendar 2009, the Audit Committee Chair earned an additional fee of $25,000, the Compensation and Leadership Committee Chair earned an additional fee of $20,000, and the Lead Director, who also served as the Chair of the Nominating and Corporate Governance Committee, earned an additional fee of $25,000. Chairperson fees are payable in cash.

The following table sets forth a summary of compensation paid to our non-executive directors in fiscal 2009.

Director Compensation in Fiscal Year 2009

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Changes in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
William J. Conaty	—	154,983	—	—	—	—	154,983
Steven A. Denning(3)	—	74,989	—	—	—	—	74,989
Cheryl A. Francis	25,000	154,983	—	—	—	—	179,983
Judson C. Green	37,500	39,999	—	—	—	—	77,499
Michael E. Greenlees	75,000	79,994	—	—	—	—	154,994
Michele M. Hunt(4)	75,000	—	—	—	—	—	75,000
Alex J. Mandl	95,000	79,994	—	—	—	—	174,994
Cary D. McMillan	100,000	79,994	—	—	—	—	179,994
Thomas J. Neff	—	154,983	—	—	—	—	154,983
Steven P. Stanbrook	—	154,983	—	—	—	—	154,983

(1)

Full amount paid in cash to Ms. Francis is the fee for serving as Lead Director in 2009. Full amount for Mr. Green represents fifty percent of annual retainer paid in cash for serving half the year as a new board member. Full amount for Mr. Greenlees and Ms. Hunt is $75,000 annual retainer paid in cash. Amount for Mr. Mandl consists of $75,000 annual retainer paid in cash and $20,000 fee for serving as Compensation and Leadership Committee Chair in 2009. Amount paid to Mr. McMillan includes $75,000 annual retainer paid in cash and $25,000 fee for serving as Chair of the Audit Committee in 2009. Mr. Conaty, Mr. Denning, Ms. Francis, Mr. Neff and Mr. Stanbrook elected to receive their annual retainer in stock as noted below.

(2)

The amounts shown reflect the dollar amount recognized for reporting purposes for the fiscal year ended September 30, 2009 and accordingly may include expense relating to awards for fiscal 2009 and prior fiscal years. Assumptions used in the calculation of these amounts are included in Note 18, Share-Based Compensation Plans, in the Company’s Form 10-K for the fiscal year ended September 30, 2009. Each non-employee director was awarded 2,797 restricted stock units with grant date value of $79,994 as annual equity compensation on January 15, 2009, except for Mr. Green. On July 1, 2009 Mr. Green was awarded 1,340 restricted stock units with value of $39,999 as prorated annual equity compensation. In addition, some directors received 2,622 restricted stock units with a grant date value of $74,989 as an annual retainer, while other directors elected to receive the annual retainer as cash as outlined in footnote (1) above. The directors who received their annual retainer in stock were Mr. Conaty, Mr. Denning, Ms. Francis, Mr. Neff and Mr. Stanbrook.

(3)

Mr. Denning resigned from the Board of Directors effective February 12, 2009. As a result, the fiscal 2009 annual equity grant of 2,797 RSUs was forfeited as of that date and the amount listed in the Stock Awards column represents the value of the 2009 annual retainer paid in the form of Hewitt shares.

(4)	Ms. Hunt resigned from the Board of Directors effective February 17, 2009. As a result, the fiscal 2009 annual equity grant of 2,797 RSUs was forfeited as of that date.

The aggregate number of stock awards outstanding at fiscal year end and the grant date fair value of all option awards were as follows:

Director	Option Awards Outstanding at Year-end(1) #	Stock Option- Grant Date Fair Value $	Restricted Stock Awards Outstanding at Year-end(2) #	Restricted Stock-Grant Date Fair Value $	Deferred Stock Units Outstanding at Year-end(3) #	Deferred Stock Units-Grant Date Fair Value $
William J. Conaty	—	—	—	—	6,646	201,658
Cheryl A. Francis	9,400	84,077	2,797	79,994	—	—
Judson C. Green	—	—	1,340	39,999	—	—
Michael E. Greenlees	—	—	—	—	14,003	419,990
Alex J. Mandl	—	—	2,797	79,994	2,838	86,673
Cary D. McMillan	9,400	84,077	—	—	17,258	500,053
Thomas J. Neff	—	—	2,797	79,994	348	10,005
Steven P. Stanbrook	—	—	2,797	79,994	9,271	285,004

(1)	Amount is equal to the sum of 5,100 stock options granted on July 31, 2002 with $23.50 strike price and 4,300 stock options granted on July 1, 2003 with $24.10 strike price.
(2)

Amount is equal to the fiscal 2009 annual equity retainer granted on January 15, 2009 with $28.60 fair market value except for Mr. Green whose pro-rata fiscal 2009 award was granted on July 1, 2009 with a $29.85 fair market value.

(3)

Each year, directors may elect to receive their annual equity retainer and/or their annual cash retainer paid in the form of deferred stock units. Amounts are equal to the sum of all Deferred Stock Units granted during each director’s tenure on the Board.

The Compensation and Leadership Committee reviewed a comprehensive director compensation market study prepared by W. T. Haigh and Company at the November 2, 2009 Compensation and Leadership Committee meeting. After reviewing external practices, including total compensation levels and the mix between equity and cash, the Committee recommended and the Board of Directors approved that the annual retainer of $75,000 remain unchanged for fiscal 2010 and that the annual equity grant be increased from $80,000 to $95,000 per year. This resulted in a 10% increase in total compensation with more emphasis on stock-based compensation. These changes will be effective for calendar 2010 and paid in January 2010.

Board Evaluations

In accordance with the Company’s Corporate Governance Principles, the Board, in conjunction with the Nominating and Corporate Governance Committee, conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. The Nominating and Corporate Governance Committee asks each director to comment on the Board’s performance and reports annually to the Board with an assessment of the Board’s performance. The Nominating and Corporate Governance Committee utilizes the results of this self-evaluation process in assessing and determining the characteristics and critical skills required of prospective candidates for election to the Board and membership on various committees.

Documents Available on Website

The Company’s Corporate Governance Guidelines, the charters for the Audit, Compensation and Leadership, and Nominating and Corporate Governance committees of the Board of Directors, the Company’s Code of Conduct and the Company’s Code of Ethics for Senior Executive and Financial Officers, which applies to our principal executive officer, our principal financial and accounting officer and certain other senior personnel, can be viewed at the Company’s website, www.hewitt.com, and are available in written form without charge to anyone submitting a written request addressed to Investor Relations, 100 Half Day Road, Lincolnshire, IL 60069. We will post on our website any amendment to or waiver of our Code of Ethics for Senior Executive and Financial Officers.

Audit Committee Report

The following Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this Report by reference in such filing.

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended September 30, 2009 (the “Fiscal Year 2009 Audited Financial Statements”) with Company management and with Ernst & Young LLP (“Ernst & Young”), the Company’s independent public accountants. The Audit Committee also has discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee also received from Ernst & Young the written disclosures and the letter required by Rule 3526 of the Public Company Accounting Oversight Board and has discussed with Ernst & Young its independence from the Company. The Audit Committee also has considered whether the provision of non-audit services to the Company is compatible with the independence of Ernst & Young and has concluded that the independence of Ernst & Young is not compromised by the performance of such services.

Based on the review and discussions referred to above, and relying thereon, the Audit Committee recommended to the Board of Directors that the Fiscal Year 2009 Audited Financial Statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009, filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board.

December 16, 2009	Cary D. McMillan, Chairman Judson C. Green Cheryl A. Francis Steven P. Stanbrook

Independent Auditor

Audit Fees

The following table presents fees for professional audit services provided by Ernst & Young for the years ended September 30, 2009 and 2008, and fees billed for other services provided by Ernst & Young during those periods.

	Fiscal 2009	Fiscal 2008
Audit Fees(1)	$2,772,912	$3,247,500
Audit Related Fees(2)	3,900	0
Tax Fees(3)	0	1,047,674
All Other Fees(4)	6,500	6,500

Total	$2,783,312	$4,301,674

(1)

Audit Fees in 2009 and 2008 include the annual financial statement audit (including required quarterly reviews), subsidiary audits, Sarbanes-Oxley 404 audit procedures and other procedures performed by the independent auditor to form an opinion on the Company’s consolidated financial statements.

(2)	Audit related fees in 2009 include certification services in an international location.
(3)	Tax Fees in 2008 include tax compliance services and consultations in the U.S. and Canada as well as various international locations.
(4)	All Other Fees in 2009 and 2008 include a subscription for access to an accounting research tool.

The Audit Committee has concluded the provision of the non-audit services listed above is compatible with maintaining the independence of Ernst & Young.

Policy on Audit Committee Pre-approval of Audit and Permissible Non-Audit Services of Independent Auditor

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent auditor. The Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services by the independent auditor.

The Audit Committee has established two different approaches to pre-approving services. Proposed services may be either pre-approved without consideration of specific case-by-case services by the Audit Committee (“general pre-approval”) or require the specific pre-approval of the Audit Committee (“specific pre-approval”). Unless a type of service has received general pre-approval, it will require specific pre-approval by the Audit Committee if it is to be provided by the independent auditor. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval by the Audit Committee. All requests or applications for services to be provided by the independent auditor that do not require specific pre-approval by the Audit Committee will be submitted to the Company’s Chief Financial Officer (“CFO”) and Director of Internal Audit and must include a detailed description of the services to be rendered. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor. Requests or applications to provide services that require specific pre-approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the CFO, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence. The Audit Committee pre-approved all services provided by Ernst & Young in fiscal 2009 and 2008 in accordance with the foregoing policy.

Representatives of Ernst & Young are expected to be present at the Annual Meeting. At the Annual Meeting, representatives of Ernst & Young will have the opportunity to make a statement about the Company’s financial condition, if they desire to do so, and to respond to appropriate questions from stockholders.

SECURITIES AUTHORIZED FOR ISSUANCE

UNDER EQUITY COMPENSATION PLANS

Equity Compensation Plan Information

The following table provides information as of September 30, 2009 regarding the number of shares of common stock that may be issued under the Company’s equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in initial column)
Equity compensation plans approved by security holders	8,718,153	$26.04	5,551,885
Equity compensation plans not approved by security holders	0	N/A	0

Total	8,718,153	$26.04	5,551,885

(1)	Excludes outstanding restricted stock, restricted stock units and performance share units.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of the Company’s common stock as of October 31, 2009, by: (i) each director and nominee for director; (ii) each of the named executive officers of the Company in the Summary Compensation Table (the “NEOs”); (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

Number of Outstanding Shares Beneficially Owned on October 31, 2009

Name	Number of Shares of Class A Common Stock Beneficially Owned		Percentage of Class A Common Stock Beneficially Owned
Five Percent Stockholders:
Ariel Capital Management, LLC, 200 East Randolph Drive, Suite 2900 Chicago, IL 60601	5,489,931	(1)	5.87%
FMR Corp. 82 Devonshire Street Boston, MA 02109	5,612,871		6.00%
Directors and NEOs:
Russell P. Fradin	545,306	(2)	*
John J. Park	119,381	(2)	*
Matthew C. Levin	60,919	(2)	*
Jay C. Rising	52,882	(2)	*
Kristi A. Savacool	86,545	(2)	*

Non-employee Directors and Director Nominees:
William J. Conaty	4,999		*
Cheryl A. Francis	36,868	(2)	*
Judson C. Green	0		*
Michael E. Greenlees	8,239		*
Alex J. Mandl	13,134		*
Cary D. McMillan	32,447	(2)	*
Stacey J. Mobley	0		*
Thomas J. Neff	21,281		*
Steven P. Stanbrook	16,316		*
Executive Officers, Directors and Director Nominees as a Group (22 persons)	1,614,935	(3)	1.73%

*	Less than 1%
(1)	Based on the most recently filed Schedule 13G by Ariel Capital Management, LLC and FMR Corp.
(2)

The number of shares of Class A common stock for each Named Executive Officer and director includes the following number of shares issuable pursuant to options exercisable as of October 31, 2009 or within 60 days thereafter: Mr. Fradin—382,314 shares; Ms. Francis—9,400 shares; Mr. Levin—37,000 shares; Mr. McMillan—9,400 shares; Mr. Park—48,500 shares; Mr. Rising—31,500 shares; and Ms. Savacool—39,250 shares.

(3)

Includes 779,964 shares issuable pursuant to options exercisable currently or within 60 days of October 31, 2009. The number of shares of Class A common stock for each director includes the following number of vested shares, receipt of which is deferred until departure from the Board: Mr. Greenlees—11,206 shares; Mr. Mandl—2,838 shares; Mr. McMillan—14,461 shares; Mr. Neff—348 shares; and Mr. Stanbrook—9,721 shares.

The beneficial ownership information set forth above is based on information furnished by the specified persons or known to the Company and is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as required for purposes of this Proxy Statement. It is not necessarily to be construed as an admission of beneficial ownership for any other purpose.

COMPENSATION DISCUSSION AND ANALYSIS

We use the terms “Hewitt”, “the Company”, “we”, “us”, and “our” to refer to the business of Hewitt Associates, Inc. and its subsidiaries. As a global professional services firm, our most valuable resource is our employees. Our long-term success depends on the skill, integrity and dedication of our employees. To achieve our business and financial goals, we must attract, motivate and retain highly talented individuals at all levels of the organization.

Compensation Objectives

At a high level, the Company’s compensation programs are designed to align the compensation of our key executives with the Company’s overall business strategies, values and performance, and support the Company’s efforts to develop world-class leaders.

Our Compensation and Leadership Committee (the “Committee”) has reviewed and confirmed a total rewards philosophy which includes the following primary objectives:

•	Pay-for-Performance. A “pay-for-results” orientation that differentiates compensation based on Company, business segment and individual performance.

•

Support the Interests of the Company’s Shareholders. An emphasis on long-term incentives as a major component of total compensation to tie the value of compensation programs to long-term stock performance.

•	Retention. A mix of compensation vehicles that facilitate the retention of talented executives.

In addition to these primary objectives, the Committee will consider external market data as a reference point when making compensation decisions so that target total compensation is reasonable versus external market.

The Committee and management believe that its current compensation programs support these objectives.

Executive Summary

Fiscal 2009 was a strong year for Hewitt overall, despite the continued effects of the worldwide recession on both the Company and its clients. Reported operating income grew 39% to $434.1 million, compared with $312.8 million in the prior year. Reported operating margin was 14.5%, compared with 9.9% in the prior year. Reported net income was $265.1 million, or $2.78 per diluted share, compared with $188.1 million, or $1.85 per diluted share in fiscal 2008. Cash flow from operations was $433.0 million, compared with $327.9 million in the prior year. The Company also increased sales and improved client satisfaction scores compared to fiscal 2008.

Key metrics that illustrate the Company’s strong performance and corresponding link between pay and performance are included herein. Historical results from fiscal 2007 to fiscal 2009 are included to demonstrate the significant impact that current leadership, most of whom have joined in 2007 or later, have had on business results.

Key Performance Metrics for 2009

Financial Metrics—Operating Income

Fiscal 2009 underlying operating income grew 29% to $424.8 million, compared to $328.9 million in the prior year and is a continuation of the Company’s improved performance in recent years.

The portion of incentive compensation under the Annual Bonus Plan and PSUs that was tied to a Hewitt operating income metric paid out at 119% of target. See additional discussion in 2009 Bonus Results section.

Note that underlying measures were established beginning in fiscal 2007. Refer to the Company’s quarterly and annual earnings releases on the Company’s website for further detail.

Financial Metrics—Total Revenue

Fiscal 2009 underlying direct revenue decreased from the prior year. This primarily reflects the impact of the economic downturn.

Consistent with our pay-for-performance philosophy, the portion of incentive compensation under the Annual Bonus Plan and fiscal 2009 PSU awards that was tied to a Hewitt revenue metric paid at 0% of target. See additional discussion in 2009 Bonus Results section.

Note that underlying measures were established beginning in fiscal 2007. Refer to the Company’s quarterly and annual earnings releases on the Company’s website for further detail.

People Metrics—Employee Engagement

Employee Engagement is our internal measure of employee satisfaction. Employee engagement is measured via an annual employee survey and also monitored quarterly using a survey of an associate population sample. Survey results are reviewed regularly by the Board of Directors.

The fiscal 2009 annual employee engagement score increased by 14% over fiscal 2008. The fiscal 2009 improvement is a continuation of the Company’s positive trend over the past three years as illustrated in this chart.

Independent Consultant Review of Executive Compensation

In accordance with the Committee’s charter, the Committee has the sole authority, to the extent deemed necessary and appropriate, to retain and terminate any compensation consultants, outside counsel or other advisors, including having the sole authority to approve the consultant’s or advisor’s fees and other retention terms.

In July 2008, the Committee selected W.T. Haigh & Company (“W.T. Haigh”) as its compensation advisor. W.T. Haigh reports directly to the Committee. When appropriate, the Committee will have discussions with W.T. Haigh without management present to ensure impartiality. W.T. Haigh performs no other services for Hewitt Associates.

In fiscal 2009, W.T. Haigh was used to independently assess the competitiveness of total compensation for the CEO and his direct reports. Their engagement included the following tasks:

•	Peer Group Review—Review and development of a peer group representing the marketplaces in which Hewitt competes.

•	Competitive Analysis—Preparation and presentation of a detailed competitive analysis report covering:

•	Detailed competitive analysis for the CEO and his direct reports including:

•	Base salary

•	Annual bonus (target and actual)

•	Total cash compensation; both target and actual (base salary plus target annual bonus)

•	Long-term incentive compensation

•	Total direct compensation (base salary plus target annual bonus plus long term incentive compensation)

•	Aggregate equity incentive competitive analysis

•	Analysis of Hewitt’s financial performance and shareholder returns versus the peer group over one- and three-year periods.

•

Competitive assessment of all elements of Director compensation, including board and committee retainers, board and committee fees, committee chair and lead director retainers, and longer-term compensation.

Compensation Benchmarking

We set executive compensation at levels that we believe are appropriate for companies within our market for talent. We review annual reports filed by our comparator companies. We also review the levels of executive compensation from global pay surveys. We compare the elements of our rewards program, as well as the total direct compensation, for our executives against executives at comparator companies with positions similar to those of our executives.

Our comparator company group consists of companies that we believe most closely align with the Company’s businesses and with which we compete for executive talent. The Committee reviews the comparator companies annually to determine if any changes in the composition of the comparator group are necessary.

In September 2009, we reviewed the comparator group with W.T. Haigh and updated Hewitt’s peer group to include the following 15 companies: Accenture Ltd., Administaff, Inc., Affiliated Computer Services, Inc., Aon Corporation, Automatic Data Processing Inc., Cognizant Technology Solutions Corp., Computer Sciences Corp., Convergys Corporation, Fiserv, Inc., FTI Consulting, Inc., Marsh & McLennan Companies Inc., Paychex Inc., Perot Systems Corporation, Unisys Corporation and Watson Wyatt Worldwide Inc. These companies represent similarly sized, publicly traded human resources consulting and outsourcing firms, with additional companies that compete in similar industries such as general consulting. In 2008, we removed Bearing Point from our comparator group as it is no longer a public company. We added two new companies in 2009, Cognizant Technology Solutions Corporation and Computer Sciences Corporation, both of which are business process outsourcing and IT firms of similar size to Hewitt.

The Committee considered data from this group in making compensation decisions for 2010.

Decision-Making Process

The Compensation and Leadership Committee of the Board exercises discretion and subjective judgment in determining an executive officer’s compensation amounts and awards. The Committee considers the compensation objectives described above along with market pay data as a reference point.

The Committee directly engages W.T. Haigh to assist in its review of the compensation for the CEO and his direct reports. The outside compensation consultant prepares a market review of CEO compensation and the Committee formulates recommendations that are then approved by the Board of Directors. During Committee meetings at which performance evaluations and compensation actions involving Mr. Fradin are discussed, Mr. Fradin does not participate in the discussions.

As CEO, Mr. Fradin makes recommendations to the Committee for compensation arrangements and actions involving his direct reports. Mr. Fradin takes an active part in discussions during Committee meetings at which compensation actions involving his direct reports are discussed. The Committee must approve all compensation for his direct reports. The independent outside consulting firm is available at such meetings.

Components of Hewitt’s Compensation Program

The primary compensation program for our NEOs consists of:

(1)	Base salary;
(2)	Short-term incentives;
(3)	Long-term incentives;
(4)	Executive benefits and perquisites; and
(5)	Broad-based employee benefits.

Total Compensation

Direct compensation for all NEOs is delivered in annual total cash and long-term incentives. The components for 2009 were consistent with the past three years and supports our pay-for-performance compensation objective and places a significant amount of compensation earnings at risk. Total cash includes base salary and annual bonus awards. Long-term incentives include performance share units and stock options. The details of fiscal 2009 compensation components are discussed in the pages that follow.

2009 Targeted Total Compensation

Compensation decisions for fiscal 2010, as outlined in the discussion that follows, maintain the current level of variable compensation for the CEO with a 5% shift from long-term incentives to annual bonus. The target allocation for the CEO in fiscal 2010 is approximately 15% base salary, 20% annual bonus and 65% long-term incentives. The target allocation for other NEOs will slightly increase the emphasis on variable compensation through long-term incentives. The target allocation for other NEOs in fiscal 2010 is approximately 30% base salary, 20% annual bonus and 50% long-term incentives. Target compensation excludes any special one-time awards that may be awarded during the year. Actual awards will vary based on individual performance, Company and business segment performance and long-term incentive value which is dependent on Hewitt stock value as well as Company financial performance with regard to PSUs.

Explanation of Compensation Components

(1) Base Salary

Base salaries are designed to pay for the experience and skills necessary for the assigned position. Changes in base salaries may also be used to reward executives for taking on new responsibilities. To the extent that top performers are rewarded with base salary increases, this component supports our pay for performance objective.

Total compensation targets for fiscal 2010, including base salary levels, were reviewed at the November 2, 2009 meeting of the Committee. As in the past, the Committee reviewed current base salary levels in light of performance and potential. Market data from the defined peer group was used as reference. The Committee also considered historical salary increases; there have been no salary changes for two years or more for each NEO. At the discretion of the Committee, base salary levels were adjusted with changes effective November 29, 2009 which are outlined below. Mr. Fradin’s base salary was recommended by the Committee and approved by the Board of Directors.

Name	2009 Base Salary	2010 Base Salary	Discussion
Russell P. Fradin	$900,000	$950,000	Mr. Fradin has not received a salary increase since being hired in September 2006. The fiscal 2010 increase rewards Mr. Fradin’s exceptional performance during fiscal 2009; a performance level he has consistently sustained during his tenure as CEO since joining the Company.

John J. Park	$520,000	$520,000	No change was deemed necessary. As announced on December 7, 2009, Mr. Park will be leaving the Company in January 2010.

Matthew C. Levin	$400,000	$440,000	Mr. Levin has not received a salary increase since being hired in January 2007. The fiscal 2010 increase rewards strong performance during fiscal 2009 and recognizes that he is a high potential leader in a critical role.

Jay C. Rising	$490,000	$510,000	Mr. Rising has not received a salary increase since being hired in May 2007. The increase rewards strong performance during fiscal 2009.

Kristi A. Savacool	$420,000	$450,000	Ms. Savacool’s last salary increase was in May 2007. The fiscal 2010 increase rewards strong performance during fiscal 2009. Ms. Savacool is a high potential leader in a critical role.

(2) Short-term Incentives

Annual Bonus

Annual bonus payments are designed to reward Company, business segment and individual performance. Actual awards will fluctuate based on these results and, therefore, the financial reward is tied to performance and supports our pay for performance objective.

Performance objectives intended to focus attention on achieving key Company, business segment, strategic and individual goals are established for each executive officer. Annual performance goals serve both to motivate executives as well as to increase stockholder returns by focusing executive performance on the attainment of those annual goals identified as having a positive impact on the Company’s business results. The Committee reviews and approves annual performance goals for the CEO and other executive officers.

Fiscal 2010 annual bonus targets for the Hewitt senior leadership team, including the NEOs, were reviewed at the November 2, 2009 Committee meeting. At the discretion of the Committee, the fiscal 2010 bonus targets as a percent of eligible salary were set and are listed below. Actual awards could range from 0% to 200% of the target percentage.

Name	FY09 Target	FY10 Target	Discussion
Russell P. Fradin	100%	125%	This change was recommended by the Committee and approved by the Board of Directors to reinforce a strong pay-for-performance orientation which was also supported by market data for peer companies.

John J. Park	70%	80%	Consistent with Committee directive(1)

Matthew C. Levin	60%	60%	No change deemed necessary.

Jay C. Rising	70%	80%	Consistent with Committee directive(1)

Kristi A. Savacool	60%	80%	Consistent with Committee directive(1)

(1)

The Committee recommended that bonus targets for the CFO and all client facing business unit presidents be increased to 80% of eligible base salary. This increase reinforces the Company’s belief in pay-for-performance by placing additional emphasis on at risk compensation in the form of the annual bonus. External market data was used as a reference point in evaluating bonus targets.

Fiscal 2009 Annual Bonus Plan

For fiscal 2009, Annual Bonus Goals were divided into three categories: Financial, People Measures and Strategic Objectives. This plan design was consistent with those in fiscal 2007 and 2008. For NEOs, a significant portion of the bonus was based on achievement of measurable financial goals.

Financial

These are goals based on objective, quantifiable financial measures. In fiscal 2009, financial goals included Hewitt operating income and revenue targets. For those NEOs responsible for a business segment, their financial goals were a combination of Hewitt financial measurements (operating income and revenue), and financial measurements for their business segment, including operating income and revenue.

People Measures

These goals included reducing employee voluntary turnover and improving engagement, a measure of employee satisfaction, which reflect the Company’s commitment to creating a rewarding work environment.

Strategic Objectives

Strategic objectives consist primarily of “Build for the Future” and “Management / Associate Development” goals. In addition, executive officers may have strategic objectives specific to targeted projects or initiatives during the fiscal year.

Build for the Future is a category of goals based on development or improvement of a product/service, system, process or program that will improve business results. Examples include launching new services, making acquisitions and improving systems and technology. Individual project goals for the year may also be captured in this category of the annual bonus goals. Payout in this category is based on achievement of actual goals. For the CEO, the evaluation is performed by the Committee and approved by the Board of Directors.

Management /Associate Development is a category of goals based on the achievement of defined objectives that lead to development of individuals and/or team members. These goals may build productivity in the short-term or develop competencies for the future. Payout in this category is based on the CEO’s determination of the extent to which his direct reports met applicable goals. For the CEO, the evaluation is performed by the Committee and approved by the Board of Directors.

Receivables Collection Overlay Supplement

In April 2009, the Compensation and Leadership Committee approved the Receivables Collection Overlay Bonus plan designed to create higher awareness and efforts toward managing collections in order to drive a sustainable improvement in cash flow. A target level of accounts receivable, expressed as a number of days sales outstanding, was established under this plan. Achieving the target funded an additional pool of bonus dollars equal to 10% of bonus eligible earnings. At the end of fiscal 2009, the Company exceeded the target and this plan was funded at 100%. All NEOs, except Mr. Levin, participated in the plan and received an additional Receivables Collection Overlay Bonus equal to 10% of their eligible bonus earnings. This award is in addition to the Annual Bonus awards outlined below.

Awards under the fiscal 2009 annual bonus plan are shown below in the Summary Compensation Table under the column headed Non-Equity Incentive Plan Compensation. A summary of the metric weightings and payout levels for each of the NEOs is listed below.

	Hewitt Financial Goals		Segment Financial Goals		People Measures		Strategic Objectives		Aggregate Payout (As percent of eligible base salary)
Name	Target	Payout	Target	Payout	Target	Payout	Target	Payout	Target	Actual(6)
Russell P. Fradin(1)	60.0%	59.65%	—	—	20.0%	32.50%	20.0%	24.00%	100.0%	116.15%
John J. Park(2)	35.0%	33.41%	—	—	14.0%	22.75%	21.0%	26.25%	70.0%	82.41%
Matthew C. Levin(3)	21.0%	17.90%	—	—	9.0%	13.5%	30.0%	29.10%	60.0%	60.50%
Jay C. Rising(4)	10.5%	8.35%	38.5%	48.14%	7.0%	9.92%	14.0%	12.25%	70.0%	78.66%
Kristi A. Savacool(5)	3.0%	3.58%	39.0%	43.53%	6.0%	7.68%	12.0%	13.20%	60.0%	67.99%

(1)

Target bonus was 100% of eligible salary during fiscal 2009. Hewitt Financial goals were 50% Hewitt Operating Income and 10% Hewitt Direct Revenue. People Measures were 10% each for Turnover and Engagement. Strategic Objectives were 10% each for Build for the Future and Management / Associate Development.

(2)

Target bonus was 70% of eligible salary during fiscal 2009. Hewitt Financial goals totaled 35% of eligible salary and is equal to the 70% target multiplied by 50% weighting from Hewitt Operating Income (40%) and Hewitt Direct Revenue (10%). People Measures totaled 14% of eligible salary and is equal to the 70% target multiplied by 20% weighting from Turnover and Engagement (10% each). Strategic Objectives totaled 21% of eligible salary and is equal to the 70% target multiplied by 30% weighting for Business Controls, Build for the Future and Management / Associate Development (10% each).

(3)

Target bonus was 60% of eligible salary during fiscal 2009. Hewitt Financial goals totaled 21% of eligible salary and is equal to the 60% target multiplied by 35% weighting from Hewitt Operating Income (25%) and Hewitt Direct Revenue (10%). People Measures totaled 9% of eligible salary and is equal to the 60% target multiplied by 15% weighting from Turnover (5%) and Engagement (10%). Strategic Objectives totaled 30% of eligible salary and is equal to the 60% target multiplied by 50% weighting for Build for the Future (40%) and Management / Associate Development (10%).

(4)

Target bonus was 70% of eligible salary during fiscal 2009. Hewitt Financial goals totaled 10.5% of eligible salary and is equal to the 70% target multiplied by 15% weighting from Hewitt Operating Income (10%) and Hewitt Direct Revenue (5%). Segment Financial Goals totaled 38.5% of eligible salary and is equal to the 70% target multiplied by 55% weighting from Benefits Outsourcing Operating Income (20%), Benefits Outsourcing Global Revenue (10%), HR Business Process Outsourcing Operating Income (10%), HR Business Process Outsourcing Revenue (5%), and Benefits Outsourcing Recurring Sales (10%). People Measures totaled 7% of eligible salary and is equal to the 70% target multiplied by 10% weighting from Engagement. Strategic Objectives totaled 14% of eligible salary and is equal to the 70% target multiplied by 20% weighting for Quality (10%), Build for the Future (5%) and Management / Associate Development (5%).

(5)

Target bonus was 60% of eligible salary during fiscal 2009. Hewitt Financial goals totaled 3% of eligible salary and is equal to the 60% target multiplied by 5% weighting from Hewitt Operating Income. Segment Financial Goals totaled 39% of eligible salary and is equal to the 60% target multiplied by 65% weighting from Total Benefit Administration (TBA) weighting for Operating Income (30%), Revenue (10%), Implementation Starts (15%) and Renewals (10%). People Measures totaled 6% of eligible salary and is equal to the 60% target multiplied by 10% weighting from TBA Engagement. Strategic Objectives totaled 12% of eligible salary and is equal to the 60% target multiplied by 20% weighting for Build for the Future (15%) and Management / Associate Development (5%).

(6)

In April 2009, the Compensation and Leadership Committee approved the Receivables Collection Overlay Bonus plan designed to create higher awareness and efforts toward managing collections in order to drive sustainable improvement in cash flow and avoid credit issues presented by the economic crisis. The overlay bonus provided an opportunity to earn an additional 10% of eligible salary for participants whose job responsibilities allow them to have an impact on this metric. The plan targeted an improvement in receivable days sales outstanding for fiscal 2009 and the actual result exceeded the target. Therefore, the additional bonus was earned. For Mr. Fradin, Mr. Park, Mr. Rising and Ms. Savacool, an additional 10% of eligible earnings was added to their Annual Bonus award. Mr. Levin did not participate in the program.

Bonus Plan Financial Results:

Fiscal 2009 bonus plan goals were set so that performance required to qualify for payouts at target was challenging but achievable and performance required to qualify for payouts at the top of the range was extremely difficult to achieve. Target levels of performance for certain financial goals represented a significant increase over prior year levels. In addition, bonus targets for 100% payment were aligned to the business financial plan for the fiscal year. There is generally a linear relationship between the bonus awarded and the actual results relative to minimum, target and maximum bonus goals. Achievement of goals at minimum, target or maximum levels results in a 1%, 100% or 200% payout, respectively.

Financial results used to determine fiscal 2009 bonus payouts were normalized to exclude certain one-time events. We use these underlying financial results, which are non-GAAP measures, to measure performance when establishing annual and long-term incentives since they facilitate performance comparisons from period to period by excluding certain non-recurring items, thereby presenting what we believe to be a more accurate measure of our core operating results. These measures can be reconciled to GAAP by referring to our press release announcing 2009 full year results located in the Investor Relations section of our website.

Hewitt Underlying Operating Income: Underlying operating income was $424.8 million, compared to $328.9 million in the prior year. This compares to bonus goals of $353.5 million at minimum, $417.1 million at target and $451.9 million at maximum payout. The result was a 119% payout for this measure.

Hewitt Direct Revenue: Direct revenues were $2.961 billion in fiscal 2009. This compares to bonus goals of $3.050 billion at minimum, $3.170 billion at target and $3.221 billion at maximum payout. The result was a 0% payout for this measure.

Benefits Outsourcing Operating Income: The bonus plan is based on underlying segment operating income of $387.2 million in fiscal 2009. This compares to bonus goals of $335.0 million at minimum, $390.3 million at target and $414.0 million at maximum payout. The result was a 92% payout for this measure.

Benefits Outsourcing Net Revenue: The bonus plan is based on underlying segment revenue of $1.550 billion in fiscal 2009. This compares to bonus goals of $1.492 billion at minimum, $1.584 billion at target and $1.616 billion at maximum payout. The result was a 60% payout for this measure.

Benefit Administration Annual Recurring Sales: This is an internal measure of long-term revenue from new sales and resulted in a 185% bonus payout for this measure.

HR Business Process Outsourcing Operating Income: The bonus plan is based on an underlying segment operating loss of $14.6 million in fiscal 2009. This compares to bonus goals of $93.5 million loss at minimum, $56.3 million loss at target and $21.2 million loss at maximum payout. The result was a 200% payout for this measure.

HR Business Process Outsourcing Revenue: The bonus plan is based on underlying segment revenue of $436.9 million in fiscal 2009. This compares to bonus goals of $391.4 million at minimum, $429.6 million at target and $472.6 million at maximum payout. The result was a 116% payout for this measure.

Total Benefit Administration measures: The bonus plan includes four measures of financial success for the Total Benefit Administration (“TBA”) business unit within the Benefits Outsourcing segment. The four measures were Operating Income, Revenue, Implementation Starts and Contract Renewals; all measured for the North America region. These financial results are not externally reported for the TBA business unit. Target performance levels for fiscal 2009 were challenging and represented meaningful improvements over fiscal 2008. In the aggregate, the payout for this group of measures was 112% of target.

Bonus Plan People Measure Results:

For Voluntary Turnover and Employee Engagement goals, there is generally a linear relationship between the bonus awarded and the percentage year-over-year improvement.

Voluntary Turnover: The Company has seen significant improvement in turnover and exceeded its goals for fiscal 2008. Therefore, the fiscal 2009 bonus goals were designed to reward maintenance of current levels and prevent deterioration of gains achieved. For fiscal 2009, Hewitt voluntary turnover was significantly lower than the bonus plan target and the bonus plan result was a 200% payout for this measure.

Employee Engagement: Payout at target for employee engagement required a 10% year-over-year improvement. The bonus plan goal for fiscal 2009 was based on historical survey results and targeted a statistically significant year-over-year improvement. For fiscal 2009, Hewitt engagement survey results moderately exceeded the bonus plan target and the bonus plan result was a 125% payout for this measure. Mr. Rising and Ms. Savacool are measured on segment and business unit engagement and the bonus plan results were 142% and 128%, respectively.

Bonus Plan Strategic Objective Results:

The Committee of the Board of Directors evaluated the performance of all NEOs against their objectives and approved the payout results. The Committee exercised judgment in determining the bonus payout percentage. There was no rating system upon which payouts were determined, making the payouts entirely based on the judgment of the Committee. Strategic Objectives for NEOs were as follows:

Russell P. Fradin’s Strategic Objectives were as follows: 1) Build for the Future objectives included creating a fiscal 2010 Operating Plan, creating more clarity in direction and milestones for overall strategy and business unit strategies, completing acquisition(s) that help accelerate the growth of the business, successfully integrating fiscal 2008 acquisitions, continuing to build relationships with shareholders and develop a plan to further improve systems and technology; and 2) Management Development objectives included goals related to team development, talent management, improved engagement and succession planning goals. Mr. Fradin’s bonus payout was 125% and 115%, respectively, for these two categories.

John J. Park’s Strategic Objectives were as follows: 1) Business Control objectives included ensuring the Company’s internal control structure is adequate, managing receivables, providing high quality support to the Audit Committee and continuous improvement of financial reporting; 2) Build for the Future objectives included creating a fiscal 2010 Operating Plan, executing share buyback goals, and supporting acquisition strategies; and 3) Management Development objectives included goals related to team development, talent management, improved engagement and succession planning goals. Mr. Park’s bonus payout was 175%, 100% and 100%, respectively, for these three categories.

Matthew C. Levin’s Strategic Objectives were as follows: 1) Build for the Future objectives included various strategic goals in the areas of mergers, divestitures and acquisitions, business strategy development and new business development; 2) Management Development objectives included goals related to team development, talent management, improved engagement and succession planning goals. Mr. Levin’s bonus payout was 90% and 125%, respectively, for these two categories.

Jay C. Rising’s Strategic Objectives were as follows: 1) Build for the Future objectives included creating growth strategies for fiscal 2010 and beyond, executing mid-market initiatives, developing add-on applications and acquisitions, creating strategies regarding marketing and product management; 2) Management Development objectives included goals related to team development, talent management, improved engagement and succession planning goals and 3) Quality objectives included meeting implementation and ongoing service quality goals. Mr. Rising’s bonus payout was 85%, 85% and 90%, respectively, for these three categories.

Kristi A. Savacool’s Strategic Objectives were as follows: 1) Build for the Future objectives included improving implementation capacity and quality, defining quality metrics and improving ongoing service and 2) Management Development objectives included goals related to team development, talent management, improved engagement and succession planning goals. Ms. Savacool’s bonus payout was 110% and 110%, respectively, for these two categories.

Fiscal 2010 Annual Bonus Plan

Fiscal 2010 Annual Bonus Plan goals for NEOs were reviewed and approved at the December 1, 2009 Committee meeting. Fiscal 2010 bonus plan goals are again divided into two categories: 1) Hewitt Financial and 2) Leadership Assessment of Individual Performance and Business Results. Hewitt Financial goals will include Operating Income and Net Revenue. Individual Performance and Business Results include financial metrics for the segment for which the executive is responsible and strategic objectives similar to those noted for the 2009 Annual Bonus including Build for the Future and Management/Associate Development. Actual awards can range from 0% to 200% of the target percentage. In general, we set targeted levels of performance for the fiscal year 2010 with the intention of requiring meaningful improvements in performance as compared with actual fiscal 2009 results. Target levels of performance for certain financial goals generally represent a significant increase over prior year levels and were set so that performance required to qualify for a payout at target is achievable but challenging. Performance required to qualify for payouts at the top of the range will be extremely difficult to achieve.

(3) Long-term Incentives

We believe that annual long-term incentive compensation, designed to reward performance over a multi-year period, performs an essential role in retaining and motivating senior executives and encouraging them to make decisions that enhance the long-term value of stockholders’ investments. In addition, long-term incentives are a critical tool in creating meaningful future value opportunity that is necessary for retention of executive officers.

For the NEOs, approximately 50% of the fiscal 2009 long-term incentive opportunity was structured as performance share units and the remaining 50% in the form of stock options. This mix was consistent with fiscal 2007 and 2008. The goal is to provide long-term incentive compensation that is balanced in meeting our pay for performance and retention objectives. Performance share units provide a more immediate retention value since there is unvested potential value at the date of grant. At the same time, performance share units must be earned based on financial performance and the value fluctuates with the stock performance. Stock options are directly tied to the stock performance and will not provide any value unless the stock price appreciates.

2009 long-term incentive compensation awards were granted on December 1, 2008. Details are discussed in the Grants of Plan-Based Awards Table.

Performance-Based Stock

Performance share units (“PSUs”) are intended to provide a strong incentive for achieving specific performance objectives over a defined period. Therefore, the final earned award is tied to performance and supports our pay for performance objective. Since the value of the award will fluctuate along with the Company stock price, there is also a strong connection between the executive and shareholder interests. Performance share units for which the performance objectives have been satisfied vest in equal annual installments on each of the first three anniversaries of the grant date and are designed to provide substantial retentive value that would be forfeited if the executive were to leave the Company.

Performance share units for NEOs represent an obligation of the Company to deliver a number of shares ranging from zero to 200% of the initial number of units granted at the end of the performance period, depending on performance against objective, pre-established financial metrics.

Fiscal 2009 Performance Share Plan Awards

For fiscal 2009, performance share units were granted to the CEO and other NEOs. The performance cycle began on October 1, 2008, and ended on September 30, 2009. Earned performance share units vest in three equal installments over three years beginning on September 30, 2009. Upon vesting, participants will receive one share of common stock for each performance share unit earned. Payouts under this program are based on the following measures: (a) Operating Income, (b) Direct Revenues, (c) Voluntary Turnover, and (d) Engagement.

The fiscal 2009 plan resulted in earned awards at 104.1% of target. All four metrics are measured for a one-year performance period and are the same metrics as used for the Annual Bonus Plan. Thus, the results of each measure for fiscal 2009 are the same as discussed in the short-term incentives section above. The supporting calculation of the final results are as follows:

Metric	Weight	Result	Payout
Underlying Operating Income	60%	119%	71.6%
Direct Revenue	20%	0%	0.0%
Voluntary Turnover	10%	200%	20.0%
Engagement	10%	125%	12.5%

			104.1%

Name	Performance Share Units Target #	Performance Share Units Earned(1) #
Russell P. Fradin	71,000	73,900
John J. Park	15,500	16,133
Matthew C. Levin	11,500	11,970
Jay C. Rising	17,000	17,694
Kristi A. Savacool	12,000	12,490

(1)	The amount of awards earned and distributable to the participant was equal to the number of performance share units granted multiplied by the earned percent as disclosed in the above calculation.

Stock Options

We believe that stock options align employees’ interests with those of other stockholders, because when the price of the stock declines from the price at the grant date, the employee obtains no value. Only when the price increases will the employee receive financial reward. Therefore, the potential for compensation is linked to Company stock performance and supports our pay for performance objective. Fiscal 2009 stock option awards were granted on December 1, 2008. Awards for NEOs were as follows:

Name	Stock Options
Russell P. Fradin	210,000
John J. Park	45,000
Matthew C. Levin	30,000
Jay C. Rising	50,000
Kristi A. Savacool	33,000

Options granted to senior executives typically vest over a four-year period with 25% becoming exercisable on each anniversary of the grant date and have a ten-year term. The vesting schedule can provide substantial retentive value that would be forfeited if the executive were to leave the Company. All options were granted with an exercise price equal to the fair market value of the Hewitt common stock on the date of the grant.

Restricted Stock Units (“RSUs”)

RSUs are intended to complement PSUs and stock options to balance the overall risk and potential reward of our annual long-term incentive compensation program. Since the value of the award will fluctuate along with the Company stock price, there is a strong connection between the interests of the executive and those of the shareholders. In some cases, awards are designed to provide additional retention value to key executives critical to the success of the Company. A service-based restricted stock unit represents a promise to deliver a share of Company common stock as soon as practicable after vesting.

There were no grants of service-based restricted stock or RSUs during fiscal 2009 to any of the NEOs.

Fiscal 2010 Long-term Incentive Awards

In fiscal 2010, long-term incentives will continue to be delivered via PSUs and stock options. In addition, a portion of targeted long-term incentive value will be delivered using RSUs that will vest in three equal installments over three years. Approximately one-third of the long-term incentive opportunity will be delivered through each of these three vehicles. The Company continues to believe that PSUs and stock options are in alignment with our stated compensation objectives and is adding RSUs to strengthen overall retention value for the NEOs.

Long-term incentive awards for individual NEOs are based on a variety of factors such as individual performance, criticality of role, historical award levels, retention value from unvested awards and expected future contributions. In addition, long-term incentives are targeted to be approximately 70% of total compensation for the CEO and 50% of total compensation for all other NEOs in fiscal 2010 and awards were structured accordingly. Lastly, external market data was used as a reference.

Annual LTI awards for fiscal 2010 were made on December 1, 2009 and amounts are listed below. Recommendations were prepared by the CEO and approved by the Committee. In the case of Mr. Fradin, the recommendation was prepared by the Committee and approved by the Board of Directors.

Name	Stock Options(1)	RSUs(2)	PSUs(3)
Russell P. Fradin	113,782	37,548	37,548
John J. Park	22,800	7,600	7,600
Matthew C. Levin	18,000	6,000	6,000
Jay C. Rising	24,000	8,000	8,000
Kristi A. Savacool	20,000	6,650	6,650

(1)	Stock Options will vest 25% per year over four years and have a $41.33 strike price, the closing price on date of grant.
(2)	RSUs will vest one-third per year over three years.
(3)

The performance cycle began on October 1, 2009, and will end on September 30, 2010. Earned PSUs vest in three equal installments over three years beginning on December 1, 2010. Upon vesting, participants will receive one share of common stock for each performance share unit earned. Payouts under this program are based on (a) Operating Income, (b) Net Revenues and (c) Annual Recurring Sales. Earned awards can range from 0% to 200% of target shares. The fiscal 2010 PSU plan also contains a “Revenue Growth” supplement which will be based on target Revenue growth over three years from October 1, 2009 to September 30, 2012. If achieved, additional shares will be issued equal to one-third the number of the shares earned under the PSU plan. Additional PSUs resulting from the “Revenue Growth” supplement will vest on December 1, 2012.

Two one-time special long-term incentive awards were granted to Mr. Fradin on December 1, 2009. These awards were recommended by the Committee and approved by the Board of Directors. The first award is 56,322 RSUs that will vest 50% after four years and 50% after five years. The second award is 28,161 PSUs that will vest only if the Company achieves revenue growth goals; 50% based on a four-year goal and 50% based on a five-year goal. The purpose of these awards is to 1) recognize Mr. Fradin’s excellent performance, 2) provide additional retention value over a longer term and 3) provide additional performance based awards linked to the growth of the Company.

Fair Market Value Definition

Under the Global Stock and Incentive Compensation plan, the fair market value for all equity grants to United States associates is the closing price of Company stock on the date of the equity grant.

Timing of Equity Awards

We do not time the granting of equity awards around the disclosure of material non-public information.

In fiscal 2009, annual stock option grants were granted on December 1, 2008. This date was selected in order to align equity award planning and employee communications with other compensation programs. Timing of this planning process is largely driven by our September 30 fiscal year-end and the availability of financial results and completion of annual performance reviews which are important data points that managers use in completing their compensation planning. Planning for base salary increases, annual bonus awards and long-term incentive awards is done concurrently, beginning in mid-October and ending in late November. This process culminates with long-term incentive awards that are granted in early December. In fiscal 2010, the effective date for equity awards was December 1, 2009.

(4) Executive Benefits and Perquisites

In addition to benefits offered broadly across the Company (e.g., Health and Welfare Plans), the NEOs can also participate in the following executive benefits:

Voluntary Deferred Compensation Plan. Participants may defer up to 25% of base salary and up to 100% of annual bonus. The voluntary non-qualified deferred compensation plan is designed to provide a market competitive financial benefit that allows executives to defer additional income under a non-qualified plan.

Defined Contribution Restoration Plan. The Company provides additional contributions to make up for limits to the qualified retirement plan resulting from IRS regulations. The Defined Contribution Restoration plan is designed to provide a market competitive retirement financial benefit that allows executives to build additional retirement assets.

The Company currently does not offer other perquisites that are not generally available to employees.

Change-in-Control Executive Severance

The Committee believes that senior management should be free of distraction in circumstances arising from the possibility of a change in control of the Company. In order to address this possibility, and as part of its efforts in moving the Company from a private to a public entity, the Committee approved a change-in-control executive severance plan in October 2005 for certain of its senior executives, including the NEOs. This plan is intended to keep executives neutral to job loss when faced with value maximizing corporate transactions that could result in their personal job loss, help the Company retain key executives during major corporate transactions and provide competitive and fair severance arrangements to executives to allow smooth transition to new employment should their job be eliminated following a change in control.

If a covered executive is terminated within 24 months following a change in control, the executive would receive certain benefits, including a lump sum payment equal to two times base pay and target annual incentive, continuation of certain health benefits for 24 months, and 100% vesting of all unvested equity grants. As of October 31, 2009, all of the current NEOs are covered under this plan. Payments under this Plan are described in more detail in the Potential Payments Upon Termination or Change-in-Control section below.

The program under which NEOs are covered includes a modified excise tax gross-up provision whereby a tax gross-up benefit is only provided if the amount of the change-in-control benefit is greater than 110% of the IRS cap. At the April 28, 2009 Committee meeting, the Committee approved the removal of the modified excise tax gross-up provision for all new participants subsequent to this date. New participants will receive an alternative cap whereby the participant has the option to have the change-in-control payment reduced to the excise tax cap level. Plan participants as of April 28, 2009 were grandfathered in the prior plan which provides the modified excise tax gross-up provision.

Stock Ownership Requirements

The Committee believes that senior management should have a significant equity interest in the Company. In order to promote equity ownership and further align the interests of management with Hewitt’s shareholders, all Hewitt officers and all non-employee directors are subject to minimum stock ownership guidelines. Stock ownership requirements are reviewed annually by the Committee with most recent review at the September 30, 2009 meeting. The review included an analysis of market practices for plan design and ownership requirement levels. Named executive officer requirements for fiscal 2010 are as follows:

	Guidelines
Named Executive Officer	Base Salary Multiple	Minimum Shares
Russell P. Fradin	5 x Base Pay	150,000
John J. Park	3 x Base Pay	45,000
Matthew C. Levin	2 x Base Pay	25,000
Jay C. Rising	3 x Base Pay	45,000
Kristi A. Savacool	2 x Base Pay	25,000

Individuals have five years in which to achieve these minimum holding levels. Shares owned directly, earned but unvested PSUs, unvested RSUs as well as deferred restricted stock units are counted toward the required total. Shares subject to unexercised stock options are not included. All NEOs are in compliance with the minimum holding levels or are on track to meet within the required five-year time frame.

The Impact of Favorable Accounting and Tax Treatment on Compensation Program Design

Favorable accounting and tax treatment of the various elements of our compensation program is an important consideration in their design, but it is not the sole consideration. Section 162(m) of the Internal Revenue Code limits the deductibility of certain items of compensation paid to the Chief Executive Officer, Chief Financial Officer and to each of the NEOs (the “Covered Employees”) to $1,000,000 annually. The Committee has approved the Company’s short-term and long-term incentive programs to provide for the deductibility of most compensation paid to the Covered Employees under the plans. However, the Committee reserves the right to provide for compensation to Covered Employees that may not be deductible. Overall, the Committee believes that the Company’s pay for performance based executive compensation is in the long-term interests of the stockholders.

COMPENSATION AND LEADERSHIP COMMITTEE REPORT

We, the Compensation and Leadership Committee of the Board of Directors of Hewitt Associates, Inc. (the “Company”), have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company, and, based on such review and discussion, have recommended to the Board of Directors inclusion of the Compensation Discussion and Analysis in this Proxy Statement and, through incorporation by reference from this Proxy Statement, the Company’s Annual Report on Form 10-K for the year ended September 30, 2009.

Submitted by the Compensation and Leadership Committee of the Board:

December 1, 2009	Alex Mandl, Chairman
William J. Conaty
Thomas J. Neff

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation paid or accrued for the fiscal years ended September 30, 2009, 2008 and 2007 to our Chief Executive Officer, our Chief Financial Officer and our three most highly compensated executive officers.

Name and Principal Position	Fiscal Year Ended	Salary(1)	Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(5)	All Other Compensation(6)	Total
Russell P. Fradin	2009	$900,000	$4,139,202	$1,424,814	$1,139,748	$—	$135,828	$7,739,592
Chief Executive Officer	2008	900,000	2,761,211	975,272	1,647,641	8,794	162,781	6,455,699
	2007	882,692	1,717,191	644,084	1,539,450	1,646	212,132	4,997,195

John J. Park	2009	520,000	975,776	246,115	482,359	—	68,907	2,293,157
Chief Financial Officer	2008	520,000	954,835	147,565	642,620	—	77,748	2,342,768
	2007	506,667	831,606	79,118	568,540	—	72,944	2,058,875

Matthew C. Levin	2009	400,000	699,339	186,140	242,915	—	45,497	1,573,891
Senior Vice President-Corporate Development and Strategy	2008 2007	400,000 281,539	475,321 218,521	120,440 71,820	412,822 290,330	— —	54,966 33,354	1,463,549 895,564

Jay C. Rising	2009	490,000	927,302	228,710	436,118	—	64,284	2,146,414
President-HR Outsourcing	2008	490,000	463,562	94,754	460,060	—	68,938	1,577,314
	2007	179,038	97,794	14,674	158,441	—	49,254	499,201

Kristi A. Savacool	2009	420,000	789,665	194,010	328,815	—	50,767	1,783,257
Senior Vice President—Total Benefit Administration Outsourcing	2008 2007	428,481 378,750	732,661 550,335	121,740 64,540	378,834 367,640	— —	56,109 49,009	1,717,825 1,410,274

(1)

Includes amounts deferred pursuant to salary reduction arrangements under the Hewitt 401(k) and the Voluntary Deferred Compensation plans. Note that Mr. Levin and Mr. Rising both joined the Company during fiscal 2007 and salary disclosed for 2007 represents a partial year.

(2)

The amounts shown reflect the dollar amount recognized for financial statement reporting purposes of awards pursuant to the Hewitt Global Stock Incentive Plan for the fiscal year ended September 30, 2009. Amounts include expenses from current and prior year awards. Assumptions used in the calculation of these amounts are included in Note 18, Share-Based Compensation Plans, in the Company’s Form 10-K for the fiscal year ended September 30, 2009. Note that the fiscal 2007, 2008 and 2009 performance share units have been valued based on achievement of financial targets at 179.7%, 195.1% and 104.1% respectively.

(3)

The amounts shown reflect the dollar amount recognized for financial statement reporting purposes of awards pursuant to the Hewitt Global Stock Incentive Plan for the fiscal year ended September 30, 2009. Amounts include expenses from current and prior year awards. Assumptions used in the calculation of these amounts are included in Note 18, Share-Based Compensation Plans, in the Company’s Form 10-K for the fiscal year ended September 30, 2009.

(4)

The amounts shown reflect cash awards earned under the fiscal 2007, 2008 and 2009 Annual Bonus plans. See additional discussion of plan details and payment amounts for fiscal 2009 in the Compensation Discussion and Analysis.

(5)

Deferrals into the Voluntary Deferral Plan are credited with earnings based on the annual prime rate plus 1% and are credited at the end of each month. Amounts shown here are earnings in excess of 120% of the Internal Revenue Service long-term AFR rate of 5.27% using annual compounding.

(6)	The compensation represented by the amounts set forth in the All Other Compensation column for the NEOs are detailed in the following table:

Name	Fiscal Year End	Qualified Savings Plan(1)	Group Term Life Insurance(2)	Defined Contribution Restoration Plan(3)	Other		Total Other
Russell P. Fradin	2009	$18,697	$1,194	$115,937	$—		$135,828
	2008	18,500	1,253	143,028	—		162,781
	2007	9,790	1,254	136,338	64,750	(4)	212,132

John J. Park	2009	19,260	779	48,868	—		68,907
	2008	18,500	817	58,431	—		77,748
	2007	18,116	818	54,010	—		72,944

Matthew C. Levin	2009	19,038	363	26,096	—		45,497
	2008	18,500	371	36,095	—		54,966
	2007	9,430	242	23,682	—		33,354

Jay C. Rising	2009	19,260	1,168	43,856	—		64,284
	2008	20,762	1,225	46,951	—		68,938
	2007	4,233	389	8,780	35,852	(4)	49,254

Kristi A. Savacool	2009	19,156	900	30,711	—		50,767
	2008	18,500	642	36,967	—		56,109
	2007	15,547	512	32,950	—		49,009

(1)

Amount represents Company Retirement and Savings Plan contributions to participant accounts between October 1, 2008 and September 30, 2009. Amounts consist of a) 401(k) matching contributions and b) profit sharing contributions for fiscal 2008 which were made on December 31, 2008. Fiscal 2009 profit sharing contributions will be made on December 31, 2009, or as soon thereafter as practical.

(2)	Amount represents imputed value of insurance premiums.
(3)	Amount represents an estimated payment under the Defined Contribution Restoration plan for calendar year ending December 31, 2009. Amounts for 2007 and 2008 represent actual contributions made.
(4)	Relocation benefits paid between October 1 and September 30 for the fiscal years ending in 2007.

Grants of Plan-Based Awards in Fiscal Year 2009

Name			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
	Grant Date		Threshold ($)	Target ($)	Maximum ($)	Threshold #	Target #	Maximum #
Russell P. Fradin	10/1/2008	(1)	—	$900,000	$1,800,000	—	—	—	—	—	—	—
	12/1/2008	(2)	—	—	—	—	—	—	—	210,000	$26.40	$1,839,600
	12/1/2008	(3)	—	—	—	—	71,000	142,000	—	—	—	1,874,400

John J. Park	10/1/2008	(1)	—	364,000	728,000	—	—	—	—	—	—	—
	12/1/2008	(2)	—	—	—	—	—	—	—	45,000	26.40	394,200
	12/1/2008	(3)	—	—	—	—	15,500	31,000	—	—	—	409,200

Matthew C. Levin	10/1/2008	(1)	—	240,000	480,000	—	—	—	—	—	—	—
	12/1/2008	(2)	—	—	—	—	—	—	—	30,000	26.40	262,800
	12/1/2008	(3)	—	—	—	—	11,500	23,000	—	—	—	303,600

Jay C. Rising	10/1/2008	(1)	—	343,000	686,000	—	—	—	—	—	—	—
	12/1/2008	(2)	—	—	—	—	—	—	—	50,000	26.40	438,000
	12/1/2008	(3)	—	—	—	—	17,000	34,000	—	—	—	448,800

Kristi A. Savacool	10/1/2008	(1)	—	252,000	504,000	—	—	—	—	—	—	—
	12/1/2008	(2)	—	—	—	—	—	—	—	33,000	26.40	289,080
	12/1/2008	(3)	—	—	—	—	12,000	24,000	—	—	—	316,800

(1)

These grants are pursuant to the fiscal 2009 Annual Bonus plan and paid in cash. The Annual Bonus plan is Hewitt’s annual pay-for-performance bonus plan that is based on a weighting of Company and individual performance. Awards can range from 0% to 200% of target. Awards under the Annual Bonus plan are calculated as a percentage of a participant’s “eligible earnings” (generally, base salary earned in the period) for the plan year based on the level of performance attained.

(2)

These options were granted on December 1, 2008 as a part of the Company’s annual ongoing equity grant. The options vest and become exercisable in four equal annual installments with the first installment vesting on September 30, 2009. The options expire 10 years from the date of the grant on December 1, 2018. The option term is substantially the same for all of the options granted to employees on December 1, 2008. These options were granted under the Hewitt Global Stock and Incentive Compensation Plan and were granted at fair market value at the time of the grant. Unvested options are generally forfeited upon termination of employment.

(3)

These grants are pursuant to the Fiscal 2009 Performance Share Plan. Awards under the fiscal 2009 performance cycle are made in performance share units and the amount earned is based on performance against financial targets for fiscal 2009. The measures/metrics used are: (a) operating income, (b) direct revenue, (c) turnover and (d) engagement. Awards can range from 0% to 200% of target. Once the final number of performance share units earned is determined, the value in dollars is computed and may be paid in cash or restricted stock units. In either case, earned performance share units will vest in three equal annual installments beginning September 30, 2009 and will be fully vested on September 30, 2011. Grant date fair value is equal to the target number of performance share units granted multiplied by the value of the performance share units on the December 1, 2008 approval date, or $26.40 per share.

Outstanding Equity Awards at 2009 Fiscal Year-End

Option Awards								Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (Vested)		Number of Securities Underlying Options Unexercisable (Unvested)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(11)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(11)
Russell P. Fradin	135,714	(1)	14,286	(1)	—	$22.80	2/15/2015	27,898	(5)	$1,016,324	—	—
	136,200	(2)	45,400	(2)	—	$22.80	9/5/2016	49,266	(6)	$1,794,760	—	—
	57,900	(3)	57,900	(3)	—	$37.65	12/3/2017	—		—	—	—
	52,500	(4)	157,500	(4)	—	$26.40	12/1/2018	—		—	—	—

John J. Park	24,750	(7)	8,250	(6)	—	$25.24	12/1/2016	6,178	(5)	$225,065	—	—
	12,500	(3)	12,500	(3)	—	$37.65	12/3/2017	10,755	(6)	$391,805	—	—
	11,250	(4)	33,750	(4)	—	$26.40	12/1/2018	—		—	—	—

Matthew C. Levin	21,000	(7)	7,000	(6)	—	$25.24	1/31/2017	4,877	(5)	$177,669	—	—
	8,500	(3)	8,500	(3)	—	$37.65	12/3/2017	7,980	(6)	$290,711	—	—
	7,500	(4)	22,500	(4)	—	$26.40	12/1/2018	—		—	—	—

Jay C. Rising	5,000	(8)	5,000	(8)	—	$29.79	5/14/2017	5,000	(9)	$182,150	—	—
	14,000	(3)	14,000	(3)	—	$37.65	12/31/2017	6,502	(5)	$236,868	—	—
	12,500	(4)	37,500	(4)	—	$26.40	12/1/2018	11,796	(6)	$429,728	—	—

Kristi A. Savacool	21,000	(6)	7,000	(6)	—	$25.24	12/1/2016	5,000	(10)	$182,150	—	—
	10,000	(4)	10,000	(4)	—	$37.65	12/3/2017	4,877	(5)	$177,669	—	—
	8,250	(4)	24,750	(4)	—	$26.40	12/1/2018	8,327	(6)	$303,316	—	—

(1)

These stock options were granted on September 5, 2006 as a part of Mr. Fradin’s new hire package. The awards vest and become exercisable as follows: 45,714 immediately, 30,000 each on August 20, 2007, August 20, 2008 and August 20, 2009, and 14,286 on August 20, 2010.

(2)

These stock options were granted on September 5, 2006 as a part of Mr. Fradin’s new hire package. These options vest and become exercisable in four equal annual installments with the first installment vesting on September 5, 2007.

(3)	These stock options were granted on December 3, 2007. These options vest and become exercisable in four equal annual installments with the first installment vesting on September 30, 2008.
(4)	These stock options were granted on December 1, 2008. These options vest and become exercisable in four equal annual installments with the first installment vesting on September 30, 2009.
(5)

These awards are fiscal 2008 performance-shares granted on January 30, 2008. Amount shown represents the unvested shares which is one-third of the earned amount. Additional plan details are provided in the Compensation Discussion and Analysis. The final earned award vests in three equal installments on September 30, 2008, September 30, 2009 and September 30, 2010.

(6)

These awards are fiscal 2009 performance-shares granted on December 1, 2008. Amount shown represents the unvested shares which is two-thirds of the earned amount. Additional plan details are provided in the Compensation Discussion and Analysis. The final earned award vests in three equal installments on September 30, 2009, September 30, 2010 and September 30, 2011.

(7)	These stock options were granted on December 1, 2006. These options vest and become exercisable in four equal annual installments with the first installment vesting on September 30, 2007.
(8)	These stock options were granted on May 14, 2007 as a part of Mr. Rising’s new hire package. These options vest and become exercisable 50% on April 1, 2009 and 50% on April 1, 2010.
(9)	These awards of Restricted Stock Units were granted on May 14, 2007 as a part of Mr. Rising’s new hire package. The vesting of the award is 50% on April 1, 2009 and 50% on April 1, 2010.
(10)	These awards of Restricted Stock Units were granted on June 19, 2007. The vesting of the award is 50% on April 1, 2009 and remaining 50% on April 1, 2010.
(11)	Value of awards were based on Hewitt $36.43 closing price on September 30, 2009.

Option Exercises and Stock Vested in Fiscal Year 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Russell P. Fradin	—	—	178,930	(1)	$6,481,528
John J. Park	—	—	39,374	(2)	$1,417,008
Matthew C. Levin	—	—	31,837	(3)	$1,117,478
Jay C. Rising	—	—	29,980	(4)	$1,055,033
Kristi A. Savacool	—	—	33,261	(5)	$1,167,375

(1)

The number of shares vesting consists of four awards: 14,084 shares vested on August 20, 2009 with a value at vesting of $34.86 per share based on the closing price on that day, 2006 PSUs of 112,313 shares and 2008 PSUs of 27,899 shares both vested on September 30, 2009 with a value at vesting of $36.43 per share. In addition, amount includes first tranche of 2009 PSUs of 24,634 that vested at end of the fiscal 2009 measurement period and vested with approval of plan results on November 2, 2009 with a value of $35.83 per share. The shares acquired and the value realized were determined without considering any taxes that may have been owed.

(2)

The number of shares vesting consists of five awards: 2,152 shares vested on July 1, 2009 with a value at vesting of $29.85, 5,000 shares vested on September 30, 2009 with a value at vesting of $36.43, 2006 PSUs of 20,666 shares and 2008 PSUs of 6,178 shares both vested on September 30, 2009 with a value at vesting of $36.43 per share. In addition, amount includes first tranche of 2009 PSUs of 5,378 that vested at end of the fiscal 2009 measurement period and vested with approval of plan results on November 2, 2009 with a value of $35.83 per share. The shares acquired and the value realized were determined without considering any taxes that may have been owed.

(3)

The number of shares vesting consists of four awards: 5,000 shares vested on January 12, 2009 with value at vesting of $28.44 per share and 2006 PSUs of 17,970 shares and 2008 PSUs of 4,877 shares both vested on September 30, 2009 with a value at vesting of $36.43 per share. In addition, amount includes first tranche of 2009 PSUs of 3,990 that vested at the end of fiscal 2009 measurement period and vested with approval of plan results on November 2, 2009 with a value of $35.83 per share. The shares acquired and the value realized were determined without considering any taxes that may have been owed.

(4)

The number of shares vesting consists of four awards: 5,000 shares vested on July 1, 2009 with a value at vesting of $29.71, 2006 PSUs of 12,579 shares and 2008 PSUs of 6,503 shares both vested on September 30, 2009 with a value at vesting of $36.43 per share. In addition, amount includes first tranche of 2009 PSUs of 5,898 that vested at the end of fiscal 2009 measurement period and vested with approval of plan results on November 2, 2009 with a value of $35.83 per share. The shares acquired and the value realized were determined without considering any taxes that may have been owed.

(5)

The number of shares vesting consists of five awards: 1,250 shares vested on July 1, 2009 with value at vesting of $29.85 per share and 5,000 shares vested on April 1, 2009 with value at vesting of $29.71 and 2006 PSUs of 17,970 shares and 2008 PSUs of 4,877 shares both vested on September 30, 2009 with a value at vesting of $36.43 per share. In addition, amount includes first tranche of 2009 PSUs of 4,164 that vested at the end of fiscal 2009 measurement period and vested with approval of plan results on November 2, 2009 with a value of $35.83 per share. The shares acquired and the value realized were determined without considering any taxes that may have been owed.

The following table provides information relating to non-qualified defined contribution and other deferred compensation plans.

Nonqualified Defined Contribution and Other Deferred Compensation Plans For Fiscal Year 2009

Name	Executive Contributions in Last Fiscal Year ($)		Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Russell P. Fradin	$51,923	(1)	—	$150,177	—	$3,948,391
John J. Park	—		—	—	—	—
Matthew C. Levin	—		—	—	—	—
Jay C. Rising	—		—	—	—	—
Kristi A. Savacool	—		—	—	—	—

(1)	Amount represents deferral of base salary in fiscal 2009. The deferred salary amount is reflected in the “Salary” column of the Summary Compensation Table for Mr. Fradin for fiscal 2009.

The Company maintains a voluntary deferred compensation plan that allows certain employees, including the NEOs, to defer receipt of their salary and/or annual incentive payments into the plan. Participants may defer up to 25% of their base salary and up to 100% of their annual incentive award until the date(s) they have specified. Amounts deferred into the plan accrue interest at a rate of prime plus 1%. During fiscal 2009, interest rates ranged from 4.25% to 5.0%. The voluntary deferred compensation plan is not funded by the Company, and participants have an unsecured contractual commitment by the Company to pay the amounts due under the plan. When such payments are due, the cash will be distributed from the Company’s general assets.

If a participant either retires or meets retirement eligibility upon involuntary termination, the participant’s account is paid per the payment election on file. If the participant is terminated and is not retiree eligible, the account is paid as a lump sum in February following termination. However, officers of the Company must wait at least six months before they may receive the payment.

Defined Contribution Restoration Plan

The Company also maintains a Defined Contribution Restoration plan (“DCR”), a discretionary supplement designed to make up for any limits on Hewitt’s contributions to the qualified Retirement and Savings Plan account that result from IRS regulation limits. If qualified plan contributions are limited, the DCR provides the difference between the limited contributions and what would have been received if the IRS limit had not been in place.

In February 2009, the Company made payments to the NEOs for the calendar year ending December 31, 2008. For the calendar year ending December 31, 2009, projected total restoration amounts accrued are noted in the table below. Restoration amounts for the fiscal 2009 plan will be contributed to the individuals’ accounts in the non-qualified Voluntary Deferral Plan in February 2010.

Name	Actual Fiscal 2008 Payments	Estimated Fiscal 2009 Restoration Contribution
Russell P. Fradin	$143,028	$115,937
John J. Park	58,431	48,868
Matthew C. Levin	36,095	26,096
Jay C. Rising	46,951	43,856
Kristi A. Savacool	36,967	30,711

General Employment Arrangements

All employees are required to sign confidentiality agreements upon joining the Company. All employees in certain pay bands (including each executive officer) who receive restricted stock are required to sign a non-competition agreement that is included in their restricted stock award agreement.

On September 5, 2006, the Company entered into an employment agreement with Russell P. Fradin to join the Company as Chairman of the Board and Chief Executive Officer. The compensation arrangements pursuant to that agreement include an annual base compensation of $900,000, an annual target bonus opportunity equal to 100% of the base salary, and long-term incentive grants for fiscal 2007 in the form of non-qualified stock options having a grant date fair value of $1,500,000 and in the form of PSUs having a target face value of $1,500,000. Mr. Fradin is eligible to participate in the Company’s employee benefit programs and its executive benefit program, and would receive severance equal to eighteen months of direct pay (base salary plus target bonus) and benefits in the event of an involuntary termination.

As part of this employment agreement, Mr. Fradin was granted certain awards to compensate him for certain forfeitures of previous employer incentive awards. These consisted of 83,100 restricted stock units vesting over a period from February 2007 through August 2009, 150,000 stock options with an option term ending February 2015, which vest over a period from September 2006 through August 2010, and 4,780 restricted stock units that vested in September 2007.

Potential Payments Upon Termination or Change-in-Control

Change-in-Control Executive Severance Plan

The Company has adopted a Change-in-Control Executive Severance Plan for selected senior executives, which will remain in effect until terminated by the Company. The plan is applicable to a number of senior executives, including each of the current NEOs. Under the plan, if, within twenty-four calendar months immediately following a Change in Control of the Company (as defined), the participant either is terminated Without Cause (as defined) or terminates his/her employment for Good Reason (as defined), the participant will receive a lump sum payment equal to two times base pay and target annual incentive, a lump sum payment equal to target annual incentive, adjusted on a pro rata basis based on the number of days the participant was actually employed during the applicable year, continuation of health benefits for 24 months, plus an additional payment in the amount necessary to ensure the participant effectively received health coverage on a tax free basis or retains a cash amount equal to the health insurance cash payments, and 100% vesting of all unvested equity grants. If vesting of an equity award is tied to performance and would not otherwise vest solely by the continued employment of the participant (a “Performance Vesting Award”), the number of Performance Vesting Awards that vest at the time of the Change in Control are determined as if the target level of performance had been achieved and are prorated based on the length of time within the performance period elapsed prior to the Change in Control.

As noted earlier, the plan under which NEOs are covered includes a modified excise tax gross-up provision. At the April 28, 2009 Compensation and Leadership Committee meeting, the Committee approved the removal of the modified excise tax gross-up provision for all new participants subsequent to this date. New participants will receive an alternative cap whereby the participant has the option to have the change-in-control payment reduced to the excise tax cap level. Plan participants as of April 28, 2009 were grandfathered in the prior plan which provides the modified excise tax gross-up provision.

The tables below outline the potential payments to our Chief Executive Officer and other NEOs upon the occurrence of certain triggering events as if such triggering events occurred on September 30, 2009. For the purposes of the table, below are the standard definitions for the various types of termination, although exact definitions may vary by plan and by person.

“Change in Control” means the occurrence of any of the following: (a) the acquisition by any individual, entity or group of Beneficial Ownership of thirty percent (30%) or more of the combined voting power of the Company’s then outstanding securities with respect to the election of Directors of the Company, (b) the consummation of a reorganization, merger or consolidation of the Company or sale or other disposition of all or substantially all of the assets of the Company (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which all or substantially all of the individuals or entities who are the Beneficial Owners of the Company immediately prior to the Corporate Transaction will beneficially own, directly or indirectly, more than sixty percent (60%) of the outstanding shares of common stock of the resulting entity and of the combined voting power of the outstanding securities entitled to vote for the election of directors of such entity; or (c) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided, that any individual who becomes a Director of the Company subsequent to the Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by the vote of at least a majority of the Directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a Director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board.

“Voluntary Termination” means a termination initiated by the officer.

“Voluntary Termination for Good Reason” means a termination initiated by the officer following a change in control and after (a) a material reduction of the officer’s authorities, duties, or responsibilities as an executive and/or officer of the Company from those in effect as of ninety (90) calendar days prior to the change in control, (b) the Company requiring the officer to be based at a location in excess of fifty (50) miles from the location of the officer’s principal job location or office immediately prior to the change in control, (c) a reduction in the officer’s base salary, (d) the termination of the officer’s participation on substantially the same basis in any of the Company’s short- and long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or other compensation arrangements in which the officer participates prior to the change in control unless the change applies to all plan participants generally; provided, however, that a decrease in the officer’s target total compensation in excess of ten percent (10%) shall constitute Good Reason, (e) the failure of the Company to obtain a satisfactory agreement from any successor to the Company to assume and agree to perform the Company’s obligations under the Change in Control Executive Severance Plan, or (f) a material breach by the Company of the Change in Control Executive Severance Plan.

“Voluntary Termination—Retirement” means, retirement at age 55 with at least 10 years of service, or age 65.

“Involuntary Termination—For Cause” means a termination of the officer initiated by the Company following a change in control after the occurrence of any one or more of the following: (a) the officer’s willful failure to substantially perform his duties with the Company (other than any such failure resulting from the officer’s Disability), after a written demand for substantial performance is delivered to the officer that specifically identifies the manner in which the Compensation and Leadership Committee believes that the officer has not substantially performed his or her duties, and the officer has failed to remedy the situation within fifteen (15) business days of such written notice from the Company; (b) gross negligence in the performance of the officer’s duties, (c) the officer’s conviction of, or plea of guilty or nolo contendere, to any felony whatsoever, or any other crime involving the personal enrichment of the officer at the expense of the Company; (d) the officer’s willful engagement in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise; (e) willful violation of any provision of the Company’s code of conduct; or (f) willful violation of the confidentiality agreement between the officer and the Company.

“Involuntary Termination—Without Cause” means an involuntary termination for reasons other than “For Cause” as defined above.

“Involuntary Termination following a Change-in-Control” occurs when, at any time (i) following a change-in-control and prior to the second anniversary or (ii) within six months prior to a change-in-control upon the request of any party engaged in the change in control transaction, employment is terminated involuntarily for any reason other than Cause, death or Disability (as defined).

No Named Executive Officer is entitled to a payment in connection with a voluntary termination without Good Reason other than upon retirement. From time to time, we may enter into agreements with executives pursuant to which we provide different benefits than those itemized below.

Russell P. Fradin

Chief Executive Officer

		Voluntary Termination		Involuntary Termination
	Change-in- Control	Good Reason following a Change-in- Control	Retirement	Death and/or Permanent Disability	For Cause	Without Cause	Without Cause following a Change-in- Control
Compensation(1)
Severance(2)	$—	$3,600,000	$—	$—	$—	$2,700,000	$3,600,000
Short-term Incentive(3)	—	900,000	—	900,000	—	—	900,000
Long-term Incentive
FY09 Performance Share Plan(4)	1,794,760	1,794,760	—	1,794,760	—	—	1,794,760
FY08 Performance Share Plan(5)	1,016,324	1,016,324	—	1,016,324	—	—	1,016,324
Stock Options (Unvested and Accelerated)(6)	2,393,245	2,393,245	—	2,393,245	—	—	2,393,245
Benefits and Perquisites
Health and Welfare Benefit Continuation(7)	—	30,228	—	—	—	22,671	30,228
§280G Tax Gross-up	—	2,118,143	—	—	—	—	2,118,143

Total	$5,204,329	$11,852,700	$—	$6,104,329	$—	$2,722,671	$11,852,700

(1)	Assumes base salary of $900,000 and annual bonus target of 100% of base salary or $900,000.
(2)

Severance is calculated as two times base salary plus annual bonus target under Change-in-Control or Voluntary termination for Good Reason. Severance is 18 months of direct pay (base salary plus target bonus) for Involuntary Termination—Without Cause.

(3)

Assumes the effective date of the termination is September 30, 2009. In the case of death or retirement, the participant is eligible for a prorated payout and therefore, the entire short-term incentive earned under the fiscal year 2009 Annual Bonus plan. Mr. Fradin is not retirement eligible under the Company’s plans. Payout is estimated at target for purposes of this analysis. For Involuntary termination, there is no payout unless the participant is employed by the Company at both fiscal year-end as well as on the payout date, which is December 11, 2009.

(4)

As of September 30, 2009, the performance period has been completed and earned awards computed. In the event of a Change-in-Control, Voluntary Termination—Good Reason following a Change-in-Control or Involuntary Termination—Without Cause following a Change-in-Control, all PSUs earned under this plan will become 100% vested. Termination due to death and/or permanent disability will accelerate 100% vesting of earned PSUs. The value was computed as 49,266 earned and unvested performance share units x $36.43 per share value as of September 30, 2009. Termination for other reasons will result in forfeiture of unvested PSUs.

(5)

In the event of a Change-in-Control, Voluntary Termination—Good Reason following a Change-in-Control or Involuntary Termination—Without Cause following a Change-in-Control, all earned units granted under this plan will become 100% vested. The value was computed as 27,898 earned performance share units x $36.43 per share value as of September 30, 2009. Termination for other reasons on or before the end of the Performance Cycle will result in forfeiture of the entire award.

(6)

Assumes the effective date of the termination is September 30, 2009 and the price per share of the Company’s stock on the date of termination is $36.43 per share, the closing price on September 30, 2009. All options become 100% exercisable for Change-in-Control, Voluntary Termination—for Good Reason and Death or Permanent Disability. For Involuntary Termination—Without Cause, all options will accelerate vesting which is equal to 215,400 unvested shares that will immediately vest and additional 59,686 shares that will vest under a provision that allows shares to vest according to the defined vesting schedule for an 18 month period after termination.

(7)

In the event of a Change-in-Control, Voluntary Termination—Good Reason following a Change-in-Control or an Involuntary Termination—Without Cause following a Change-in-Control, participants receive 24 months of Company provided health care coverage. Per Mr. Fradin’s employment agreement, he will receive 18 months of Company provided health care under an Involuntary Termination—Without Cause.

John J. Park(8)

Chief Financial Officer

		Voluntary Termination		Involuntary Termination
	Change-in- Control	Good Reason following a Change-in- Control	Retirement	Death and/or Permanent Disability	For Cause	Without Cause	Without Cause following a Change-in- Control
Compensation(1)
Severance(2)	$—	$1,768,000	$—	$—	$—	$200,000	$1,768,000
Short-term Incentive(3)	—	364,000	—	364,000	—	—	364,000
Long-term Incentive
FY09 Performance Share Plan(4)	391,805	391,805	—	391,805	—	—	391,805
FY08 Performance Share Plan(5)	225,065	225,065	—	225,065	—	—	225,065
Stock Options (Unvested and Accelerated)(6)	430,830	430,830	—	430,830	—	—	430,830
Benefits and Perquisites
Health and Welfare Benefit Continuation(7)	—	29,738	—	—	—	4,323	29,738
§280G Tax Gross-up	—	—	—	—	—	—	—

Total	$1,047,700	$3,209,438	$—	$1,411,700	$—	$204,323	$3,209,438

(1)	Assumes base salary of $520,000 and annual bonus target of 70% of base salary or $364,000.
(2)

Severance is calculated as two times base salary plus annual bonus target under Change-in-Control or Voluntary Termination for Good Reason. Severance for executive officers is negotiated on a case by case basis. Amount shown for Involuntary Termination—Without Cause reflects minimum severance under the Company’s broad based plan equal to two weeks of base salary for each year of service. The plan provides a minimum of 20 weeks and maximum of 40 weeks.

(3)

Assumes the effective date of the termination is September 30, 2009. In the case of death, the participant is eligible for a prorated payout and therefore, the entire short-term incentive earned under the fiscal year 2009 Annual Bonus plan. Payout is estimated at target for purposes of this analysis. Mr. Park is not retirement eligible under the Company’s plans. For Involuntary termination, there is no payout unless the participant is employed by the Company at both fiscal year-end as well as on the payout date, which is December 11, 2009.

(4)

As of September 30, 2009, the performance period has been completed and earned awards computed. In the event of a Change-in-Control, Voluntary Termination—Good Reason following a Change-in-Control or Involuntary Termination—Without Cause following a Change-in-Control, all PSUs earned under this plan will become 100% vested. Termination due to death and/or permanent disability will accelerate 100% vesting of earned PSUs. The value was computed as 10,755 earned and unvested performance share units x $36.43 per share value as of September 30, 2009. Termination for other reasons will result in forfeiture of unvested PSUs.

(5)

In the event of a Change-in-Control, Voluntary Termination—Good Reason following a Change-in-Control or Involuntary Termination—Without Cause following a Change-in-Control, all earned units granted under this plan will become 100% vested. The value was computed as 6,178 earned performance share units x $36.43 per share value as of September 30, 2009. Termination for other reasons on or before the end of the Performance Cycle will result in forfeiture of the entire award.

(6)

Assumes the effective date of the termination is September 30, 2009 and the price per share of the Company’s stock on the date of termination is $36.43 per share, the closing price on September 30, 2009. All options become 100% exercisable for Change of Control, Voluntary Termination—for Good Reason, Voluntary Termination—Retirement or Death or Permanent Disability.

(7)

In the event of a Change-in-Control, Voluntary Termination—Good Reason following a Change-in-Control or an Involuntary Termination—Without Cause following a Change-in-Control, participants receive 24 months of Company provided health care coverage.

(8)

The Company announced on December 7, 2009 that Mr. Park has decided to leave the Company in early 2010. Mr. Park will remain during a transition period and the Company has agreed to continue to pay Mr. Park his salary and a pro rata portion of his bonus through his date of departure. The Company will also provide Mr. Park with a continuation of his health benefits through June 30, 2010. All long-term incentive awards will be treated in accordance with award agreement language, which results in a forfeiture of all unvested shares upon leaving the Company.

Matthew C. Levin

Senior Vice President, Corporate Development and Strategy

		Voluntary Termination		Involuntary Termination
	Change-in- Control	Good Reason following a Change-in- Control	Retirement	Death and/or Permanent Disability	For Cause	Without Cause	Without Cause following a Change-in- Control
Compensation(1)
Severance(2)	$—	$1,280,000	$—	$—	$—	$153,846	$1,280,000
Short-term Incentive(3)	—	240,000	—	240,000	—	—	240,000
Long-term Incentive
FY09 Performance Share Plan(4)	290,711	290,711	—	290,711	—	—	290,711
FY08 Performance Share Plan(5)	177,669	177,669	—	177,669	—	—	177,669
Stock Options (Unvested and Accelerated)(6)	292,105	292,105	—	292,105	—	—	292,105
Benefits and Perquisites
Health and Welfare Benefit Continuation(7)	—	31,549	—	—	—	4,246	31,549
§280G Tax Gross-up	—	—	—	—	—	—	—

Total	$760,485	$2,312,034	$—	$1,000,485	$—	$158,092	$2,312,034

(1)	Assumes base salary of $400,000 and annual bonus target of 60% of base salary or $240,000.
(2)

Severance is calculated as two times base salary plus annual bonus target under Change-in-Control or Voluntary Termination for Good Reason. Severance for executive officers is negotiated on a case by case basis. Amount shown for Involuntary Termination—Without Cause reflects minimum severance under the Company’s broad-based plan equal to two weeks of base salary for each year of service. The plan provides a minimum of 20 weeks and maximum of 40 weeks.

(3)

Assumes the effective date of the termination is September 30, 2009. In the case of death, the participant is eligible for a prorated payout and therefore, the entire short-term incentive earned under the fiscal year 2009 Annual Bonus plan. Payout is estimated at target for purposes of this analysis. Mr. Levin is not retirement eligible under the Company’s plans. For Involuntary termination, there is no payout unless the participant is employed by the Company at both fiscal year-end as well as on the payout date, which is December 11, 2009.

(4)

As of September 30, 2009, the performance period has been completed and earned awards computed. In the event of a Change-in-Control, Voluntary Termination—Good Reason following a Change-in-Control or Involuntary Termination—Without Cause following a Change-in-Control, all PSUs earned under this plan will become 100% vested. Termination due to death and/or permanent disability will accelerate 100% vesting of earned PSUs. The value was computed as 7,980 earned and unvested performance share units x $36.43 per share value as of September 30, 2009. Termination for other reasons will result in forfeiture of unvested PSUs.

(5)

In the event of a Change-in-Control, Voluntary Termination—Good Reason following a Change-in-Control or Involuntary Termination—Without Cause following a Change-in-Control, all earned units granted under this plan will become 100% vested. The value was computed as 4,877 earned performance share units x $36.43 per share value as of September 30, 2009. Termination for other reasons on or before the end of the Performance Cycle will result in forfeiture of the entire award.

(6)

Assumes the effective date of the termination is September 30, 2009 and the price per share of the Company’s stock on the date of termination is $36.43 per share, the closing price on September 30, 2009. All options become 100% exercisable for Change of Control, Voluntary Termination—for Good Reason, Voluntary Termination—Retirement or Death or Permanent Disability.

(7)

In the event of a Change-in-Control, Voluntary Termination—Good Reason following a Change-in-Control or an Involuntary Termination—Without Cause following a Change-in-Control, participants receive 24 months of Company provided health care coverage.

Jay C. Rising

President—HR Outsourcing

		Voluntary Termination		Involuntary Termination
	Change-in- Control	Good Reason following a Change-in- Control	Retirement	Death and/or Permanent Disability	For Cause	Without Cause	Without Cause following a Change-in- Control
Compensation(1)
Severance(2)	$—	$1,666,000	$—	$—	$—	$490,000	$1,666,000
Short-term Incentive(3)(2)	—	343,000	—	343,000	—	343,000	343,000
Long-term Incentive
FY09 Performance Share Plan(4)	429,728	429,728	—	429,728	—	—	429,728
FY08 Performance Share Plan(5)	236,868	236,868	—	236,868	—	—	236,868
Restricted Stock Units (Unvested and Accelerated)(6)	182,150	182,150	—	182,150	—	182,150	182,150
Stock Options (Unvested and Accelerated)(7)	409,325	409,325	—	409,325	—	—	409,325
Benefits and Perquisites
Health and Welfare Benefit Continuation(8)	—	31,008	—	—	—	15,504	31,008
§280G Tax Gross-up

Total	$1,228,071	$3,298,079	$—	$1,607,071	$—	$1,030,654	$3,298,079

(1)	Assumes base salary of $490,000 and annual bonus target of 70% of base salary or $343,000.
(2)

Severance is calculated as two times base salary plus annual bonus target under Change-in-Control or Voluntary Termination for Good Reason. Severance is one year of base salary plus target bonus for Involuntary Termination—Without Cause under the terms of Mr. Rising’s employment letter.

(3)

Assumes the effective date of the termination is September 30, 2009. In the case of death, the participant is eligible for a prorated payout and therefore, the entire short-term incentive earned under the fiscal year 2009 Annual Bonus plan. Payout is estimated at target for purposes of this analysis. Mr. Rising is not retirement eligible under the Company’s plans. For Involuntary termination, there is no payout unless the participant is employed by the Company at both fiscal year-end as well as on the payout date, which is December 11, 2009.

(4)

As of September 30, 2009, the performance period has been completed and earned awards computed. In the event of a Change-in-Control, Voluntary Termination—Good Reason following a Change-in-Control or Involuntary Termination—Without Cause following a Change-in-Control, all PSUs earned under this plan will become 100% vested. Termination due to death and/or permanent disability will accelerate 100% vesting of earned PSUs. The value was computed as 11,796 earned and unvested performance share units x $36.43 per share value as of September 30, 2009. Termination for other reasons will result in forfeiture of unvested PSUs.

(5)

In the event of a Change-in-Control, Voluntary Termination—Good Reason following a Change-in-Control or Involuntary Termination—Without Cause following a Change-in-Control, all earned units granted under this plan will become 100% vested. The value was computed as 6,502 earned performance share units x $36.43 per share value as of September 30, 2009. Termination for other reasons on or before the end of the Performance Cycle will result in forfeiture of the entire award.

(6)

Assumes the effective date of the termination is September 30, 2009 and the price per share of the Company’s stock on the date of termination is $36.43 per share, the closing price on September 30, 2009. Mr. Rising does not meet the requirement under the restricted stock unit plans (age 55 + 5 years of service) on the effective date of the termination and zero is entered under Voluntary Termination—Retirement.

(7)

Assumes the effective date of the termination is September 30, 2009 and the price per share of the Company’s stock on the date of termination is $36.43 per share, the closing price on September 30, 2009. All options become 100% exercisable for Change of Control, Voluntary Termination—for Good Reason, Voluntary Termination—Retirement or Death or Permanent Disability.

(8)

In the event of a Change-in-Control, Voluntary Termination—Good Reason following a Change-in-Control or an Involuntary Termination—Without Cause following a Change-in-Control, participants receive 24 months of Company provided health care coverage. Per Mr. Rising’s employment letter, he will receive 12 months of Company provided health care under an Involuntary Termination—Without Cause.

Kristi A. Savacool

Senior Vice President, North American Benefits Outsourcing

		Voluntary Termination		Involuntary Termination
	Change-in- Control	Good Reason following a Change-in- Control	Retirement	Death and/or Permanent Disability	For Cause	Without Cause	Without Cause following a Change-in- Control
Compensation(1)
Severance(2)	$—	$1,344,000	$—	$—	$—	$161,538	$1,344,000
Short-term Incentive(3)	—	252,000	—	252,000	—	—	252,000
Long-term Incentive
FY09 Performance Share Plan(4)	303,316	303,316	—	303,316	—	—	303,316
FY08 Performance Share Plan(5)	177,669	177,669	—	177,669	—	—	177,669
Restricted Stock Units (Unvested and Accelerated)(6)	182,150	182,150	—	182,150	—	182,150	182,150
Stock Options (Unvested and Accelerated)(7)	326,573	326,573	—	326,573	—	—	326,573
Benefits and Perquisites
Health and Welfare Benefit Continuation(8)	—	30,000	—	—	—	4,323	30,000
§280G Tax Gross-up	—	—	—	—	—	—	—

Total	$989,708	$2,615,708	$—	$1,241,708	$—	$348,011	$2,615,708

(1)	Assumes base salary of $420,000 and annual bonus target of 60% of base salary or $252,000.
(2)

Severance is calculated as two times base salary plus annual bonus target under Change-in-Control or Voluntary Termination for Good Reason. Severance for executive officers is negotiated on a case by case basis. Amount shown for Involuntary Termination—Without Cause reflects minimum severance under the Company’s broad based plan equal to 2 weeks of base salary for each year of service. The plan provides a minimum of 20 weeks and maximum of 40 weeks.

(3)

Assumes the effective date of the termination is September 30, 2009. In the case of death, the participant is eligible for a prorated payout and therefore, the entire short-term incentive earned under the fiscal year 2009 Annual Bonus plan. Payout is estimated at target for purposes of this analysis. Ms. Savacool is not retirement eligible under the Company’s plans. For Involuntary termination, there is no payout unless the participant is employed by the Company at both fiscal year-end as well as on the payout date, which is December 11, 2009.

(4)

As of September 30, 2009, the performance period has been completed and earned awards computed. In the event of a Change-in-Control, Voluntary Termination—Good Reason following a Change-in-Control or Involuntary Termination—Without Cause following a Change-in-Control, all PSUs earned under this plan will become 100% vested. Termination due to death and/or permanent disability will accelerate 100% vesting of earned PSUs. The value was computed as 8,326 earned and unvested performance share units x $36.43 per share value as of September 30, 2009. Termination for other reasons will result in forfeiture of unvested PSUs.

(5)

In the event of a Change-in-Control, Voluntary Termination—Good Reason following a Change-in-Control or Involuntary Termination—Without Cause following a Change-in-Control, all earned units granted under this plan will become 100% vested. The value was computed as 4,877 earned performance share units x $36.43 per share value as of September 30, 2009. Termination for other reasons on or before the end of the Performance Cycle will result in forfeiture of the entire award.

(6)

Assumes the effective date of the termination is September 30, 2009 and the price per share of the Company’s stock on the date of termination is $36.43 per share, the closing price on September 30, 2009. Ms. Savacool does not meet the requirement under the restricted stock unit plans (age 55 + 5 years of service) on the effective date of the termination and zero is entered under Voluntary Termination—Retirement.

(7)

Assumes the effective date of the termination is September 30, 2009 and the price per share of the Company’s stock on the date of termination is $36.43 per share, the closing price on September 30, 2009. All options become 100% exercisable for Change of Control, Voluntary Termination—for Good Reason, Voluntary Termination—Retirement or Death or Permanent Disability.

(8)

In the event of a Change-in-Control, Voluntary Termination—Good Reason following a Change-in-Control or an Involuntary Termination—Without Cause following a Change-in-Control, participants receive 24 months of Company provided health care coverage.

DIRECTORS AND OFFICERS

Biographical Information for Directors

See “Election of Directors” on page 2 of this Proxy Statement for biographical information for the directors and director nominees.

Biographical Information for Non-Director Executive Officers and Other Members of Senior Management

David Baruch* (age 46) has been Chief Information Officer since November 2008. Prior to his current role he served as Chief Information Officer Application Systems and HR Outsourcing since July 2007. From June 2004 until July 2007, he served as the Chief Information Officer at Equity Office Properties, a real estate investment trust. Prior thereto, Mr. Baruch held a number of positions at Accenture, a global consulting and outsourcing firm, since 1985, including most recently serving as a partner in Accenture’s Financial Services Division.

Vincent R. Coppola* (age 53) has served as Senior Vice President—Global Business Services & New Products, New Markets since September 2009, and as Senior Vice President—Global Business Services and Technology from May 2008 to September 2009. Prior thereto he served as President, Major Accounts Division, Employer Services Group of Automatic Data Processing, Inc. (“ADP”), a provider of benefits and payroll processing services, from September 2004 until May 2007, and from June 2003 to August 2004 he served as Executive Vice-President, Global Sales of the Brokerage Services Group of ADP.

Eric Fiedler* (age 42) has served as President of Consulting since October 2008. Prior thereto, Mr. Fiedler served as the Company’s Managing Director—Greater China from March 2000 to March 2005 and as Managing Director—Asia Pacific from April 2005 to October 2008.

Julie S. Gordon* (age 52) has been Chief Client Officer since September 2009. Prior thereto, she served as President of the Company’s Client and Market Leadership Group from June 2007 through September 2009. Ms. Gordon served as Acting President of the HR Outsourcing Group from June 2006 until June 2007. From October 2005 until June 2006, she served as Chief Business Excellence Officer, and from May 2001 until October 2005, Ms. Gordon was the North American Market Leader for the Retirement and Financial Management line of the business. Prior thereto, she served as a business leader in Hewitt’s Midwest actuarial practice. She joined the Company in 1978.

Tracy S. Keogh* (age 48) has been Senior Vice President—Human Resources since May 2007. Ms. Keogh served as the Chief Human Resources Officer for Bloomberg LP, a provider of financial news, data and analytics to business and finance professionals in 2006. Prior thereto, she served as Vice President of Human Resources for Analog Devices, Inc. a global manufacturer of high performance integrated circuits, from April 2003 to February 2006, as Senior Vice President of Sales and Marketing for Sapient Corporation, a provider of information technology consulting services, from June 2002 to March 2003, and as Sapient’s Senior Vice President of Human Resources from June 1999 to June 2002.

James R. Konieczny* (age 48) has been President since September 2009 and Senior Vice President from June 2006 through September 2009 of the Company’s HR BPO business. Mr. Konieczny served as HR Outsourcing—Chief Operations Officer from 2004 through 2006. Prior to assuming that position, Mr. Konieczny served as HR Outsourcing’s Leader for North America Operations from 2002 until 2004 and as HR Outsourcing’s Leader for the East Region from 1998 to 2002. Prior to joining the Company in 1987, Mr. Konieczny served in the U.S. Air Force.

Steven J. Kyono* (age 48), has been Senior Vice President, General Counsel and Secretary since October 2007. Prior to his current role, he served as Executive Vice President, General Counsel and Secretary of The BISYS Group, Inc., a provider of outsourcing services to companies in the financial services industry, from

*	Executive Officer as defined by Securities and Exchange Commission regulations. In addition, Russell P. Fradin is an executive officer.

April 2006 until August 2007. Prior to joining BISYS, Mr. Kyono served as Staff Vice President and Associate General Counsel of ADP from May 2004 to April 2006. Mr. Kyono previously served in various senior legal positions at ADP from December 1998 to May 2004.

Yvan Legris* (age 46) has served as President of Consulting since October 2008. Prior thereto, Mr. Legris served as the Company’s Managing Director in the United Kingdom from April 2005 to October 2008, as leader of the Company’s Client Development Group in the United Kingdom from May 2004 until April 2005, and as a Managing Consultant in the Client Development Group from September 2001 to May 2004.

Matthew C. Levin* (age 36) has been Senior Vice President, Corporate Development and Strategy since January 2007. Prior to assuming his current role, Mr. Levin served as Senior Vice President of Corporate Development and Strategic Planning for IHS Inc., a provider of technical information and related decision support tools and services from September 2004 to September 2006. Prior to joining IHS, Mr. Levin served as Vice President, Global Operations Officer for the human capital solutions business at Hudson Highland Group, Inc., a provider of recruitment, contract professional and talent management services, from July 2003 to September 2004, and as a management consultant specializing in strategic planning and organizational effectiveness at Sibson and Company, a global human capital consulting firm.

Mary K. Moreland (age 43) has served as the North America Region Leader for Retirement Consulting since October 2008. From October 2006 to October 2008, she served as the North American Practice Leader for Retirement Consulting. Prior thereto, she served as People and Operations Leader for Hewitt’s North American Retirement Consulting business from October 2005 until October 2006 and as Midwest Retirement Consulting Leader from May 2001 until October 2005. Ms. Moreland joined the Company in 1990.

John J. Park* (age 48) has been the Chief Financial Officer since joining the Company in November 2005. Prior to joining the Company, Mr. Park served as Chief Financial Officer of Orbitz, Inc., an online travel company, from October 2000 until February 2005, and as acting President from November 2004 until February 2005. Prior to joining Orbitz, Mr. Park held executive positions with Sears, Roebuck and Company, including head of finance for its services and credit card businesses, and senior finance and strategy positions with Diageo PLC and PepsiCo, Inc. Mr. Park is a member of the Board of Directors of APAC Customer Services, Inc.

Jay C. Rising* (age 53) has been President of the Company’s HR Outsourcing Business since May 2007. Prior to joining the Company he served as President of Field Operations at RightNow Technologies, a provider of customer relationship management software, from October 2006 to May 2007. Prior thereto, he served as President of the National Accounts Division—Employer Services Group of ADP from 2002 to 2006 and as Senior Vice President of Sales and Operations from 2000 to 2002.

Kristi A. Savacool* (age 50) has been the Senior Vice President, Total Benefit Administration Outsourcing since May 2008. Prior thereto, she served as Senior Vice President—Global Business Services and Technology since May 2006. Ms. Savacool joined the Company in July 2005 as Senior Vice President—Shared Business Services. Prior to July 2005, Ms. Savacool held a number of management positions at The Boeing Company since 1985, including most recently serving as a Vice President within Boeing’s Shared Services Group from 2001 to 2005 and Vice President and Chief Information Officer of Boeing’s Commercial Airplane Group from 1999 to 2001.

Richele A. Soja (age 48) has been the Global Client Development and Marketing Leader since September 2009. Prior thereto, she was the North America Leader for HR Consulting Services and Sales and Accounts from October 2008 through September 2009. She served as North America Consulting Leader from June 2007 through October 2008, as North America Client Accounts Leader for the Benefits Outsourcing business from April 2005 to June 2007 and as Midwest Region Leader from April 2002 to April 2005. Ms. Soja joined the Company in 1991.

*	Executive Officer as defined by Securities and Exchange Commission regulations. In addition, Russell P. Fradin is an executive officer.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission (“SEC”) initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Executive officers, directors and greater-than-ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, during the fiscal year ended September 30, 2009, all Section 16(a) filing requirements applicable to its executive officers, directors, and greater-than-ten-percent beneficial owners were satisfied.

OTHER MATTERS

Stockholder Proposals

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2011 Annual Meeting of Stockholders pursuant to Rule 14a-8, “Shareholder Proposals,” of the Securities and Exchange Commission (the “SEC”) is August 16, 2010. Stockholders who wish to submit a proposal not intended to be included in the Company’s proxy statement and form of proxy but to be presented at the 2011 Annual Meeting, or who propose to nominate a candidate for election as a director at that meeting, are required by the Company’s Bylaws to provide notice of such proposal in nomination to the Secretary of the Company at the Company’s principal executive office. This notice must be delivered to the Company no later than October 29, 2010, but no earlier than September 29, 2010. This notice must contain the information required by the Company’s Bylaws.

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

Annual Report

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009, as filed with the SEC, excluding exhibits, may be obtained by stockholders without charge by written request addressed to Investor Relations, 100 Half Day Road, Lincolnshire, IL 60069 or may be accessed from the Investor Relations section of the Company’s web site, www.hewitt.com or from the SEC’s web site, www.sec.gov.

By Order of the Board of Directors

Russell P. Fradin
Chairman of the Board and Chief Executive Officer

December 16, 2009

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Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on January 27, 2010.

Vote by Internet • Log on to the Internet and go to www.investorvote.com/HEW • Follow the steps outlined on the secured website.

Vote by telephone

•    Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•    Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card	C0123456789	12345

Ú	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	Ú

A.	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

		For	Withhold		For	Withhold		For	Withhold
1.	Election of Directors:									+
	01 – Judson C. Green	☐	☐	02 – Michael E. Greenlees	☐	☐	03 – Steven P. Stanbrook	☐	☐
	04 – Stacey J. Mobley	☐	☐

		For	Against	Abstain

2.	Ratification of Ernst & Young LLP as Independent Public Accountants	☐	☐	☐	3.	To transact such business as may properly come before the meeting or any adjournment or postponement thereof.

B.	Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting.	☐

C.	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

■	C 1234567890 J N T 3 1 C V 0 1 9 9 5 3 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

+

Ú	IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	Ú

Proxy — HEWITT ASSOCIATES, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

January 27, 2010

This Proxy is Solicited on Behalf of the Board of Directors of Hewitt Associates, Inc.

The undersigned hereby appoints Steven J. Kyono, Kathryn D. Ingraham, and Peter E. Ross, and each of them, proxies for the undersigned, with full power of substitution, to vote all shares of Class A Common Stock of Hewitt Associates, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Hewitt Associates, Inc., to be held at the Company’s offices at 4 Overlook Point, Lincolnshire, Illinois on Wednesday, January 27, 2010 at 9:00 a.m. Central time, or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement.

Please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side; no boxes need to be checked.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE
SEE REVERSE SIDE	Your vote is important. Please vote immediately.	SEE REVERSE SIDE

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

Ú	PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	Ú

A. Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.

		For	Withhold		For	Withhold		For	Withhold

1.	Election of Directors:									+
	01 – Judson C. Green	☐	☐	02 – Michael E. Greenlees	☐	☐	03 – Steven P. Stanbrook	☐	☐
	04 – Stacey J. Mobley	☐	☐

	For	Against	Abstain
2. Ratification of Ernst & Young LLP as Independent Public Accountants	☐	☐	☐	3. To transact such business as may properly come before the meeting or any adjournment or postponement thereof.

B. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/	/

■	1 U P X 0 1 5 7 9 1 2	+

Ú	PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.	Ú

Proxy — HEWITT ASSOCIATES, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

January 27, 2010

This Proxy is Solicited on Behalf of the Board of Directors of Hewitt Associates, Inc.

The undersigned hereby appoints Steven J. Kyono, Kathryn D. Ingraham and Peter E. Ross, and each of them, proxies for the undersigned, with full power of substitution, to vote all shares of Class A Common Stock of Hewitt Associates, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Hewitt Associates, Inc., to be held at the Company’s offices at 4 Overlook Point, Lincolnshire, Illinois on Wednesday, January 27, 2010 at 9:00 a.m. Central time, or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying Proxy Statement.

Please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors’ recommendations, please sign the reverse side; no boxes need to be checked.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE
Your vote is important. Please vote immediately.